PPM Loan No. 1306602
LOAN AGREEMENT
by and between
JACKSON NATIONAL LIFE INSURANCE COMPANY, as Lender
and
WHITESTONE INDUSTRIAL-OFFICE LLC, a Texas limited liability company, as Borrower
Dated as of November 26, 2013
Property: Whitestone Portfolio

Table of Contents

1.	DEFINED TERMS		1

2.	TERMS OF LOAN AND DOCUMENTS		10
	2.1.	Agreement to Borrow and Lend	10
	2.2.	Loan Documents	10
	2.3.	Terms of the Loan	11
	2.4.	Prepayments	11
	2.5.	Conditions to Disbursement	11
	2.6.	Sources and Uses	11

3.	BORROWER'S COVENANTS		11
	3.1.	Escrow Deposits	11
	3.2.	Payment of Taxes	12
	3.3.	Maintenance of Insurance	12
	3.4.	Mechanics’ Liens and Contest Thereof	13
	3.5.	Settlement of Mechanics’ Lien Claims	13
	3.6.	Maintenance, Repair and Restoration of Improvements	13
	3.7.	Leases and Lease Reports	14
	3.8.	Compliance With Laws	14
	3.9.	Alterations/New Improvements	14
	3.10.	Personal Property	14
	3.11.	Prohibition against Cash Distributions and Application of Cash Flow	14
	3.12.	Inspection by Lender	14
	3.13.	Furnishing Information	14
	3.14.	Documents of Further Assurance	16
	3.15.	Furnishing Reports	17
	3.16.	Operation of Property and Zoning	17
	3.17.	Management Agents’ and Brokers’ Contracts	17
	3.18.	Furnishing Notices	17
	3.19.	Indemnification	17
	3.20.	Organizational Documents	18
	3.21.	Publicity	22
	3.22.	Lender’s Attorney Fees and Expenses	22
	3.23.	Loan Expenses	22
	3.24.	Loan Fees	23
	3.25.	No Additional Debt	23
	3.26.	Service Agreements and Permits	23
	3.27.	Property Management	24

4.	REPRESENTATIONS AND WARRANTIES		24
	4.1.	Title	24
	4.2.	No Litigation	24
	4.3.	Due Authorization	24

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	4.4.	Breach of Laws or Agreements	25
	4.5.	Leases	25
	4.6.	Condemnation	25
	4.7.	Condition of Improvements	25
	4.8.	Information Correct	26
	4.9.	Material Adverse Change	27
	4.10.	Solvency	27
	4.11.	Restrictions	27
	4.12.	Utilities	27
	4.13.	Brokerage Fees	27
	4.14.	Encroachments	27
	4.15.	Separate Tax Parcel	27
	4.16.	ERISA	27
	4.17.	Executive Order and Patriot Act	27
	4.18.	No Default	28
	4.19.	Trade Name; Principal Place of Business	28
	4.20.	FIRPTA	28
	4.21.	RICO	28
	4.22.	No Casualty	28
	4.23.	Truth of Recitals	28
	4.24.	Personal Property and Inventory	28
	4.25.	Property Documents	28
	4.26.	Service Agreements and Permits	28

5.	CASUALTY AND CONDEMNATION		29
	5.1.	Lender’s Right to Settle Claims; Election to Apply Insurance and Condemnation Proceeds to Indebtedness	29
	5.2.	Borrower’s Obligation to Rebuild and Use of Proceeds Therefor	29

6.	ASSIGNMENTS		31
	6.1.	Lender’s Right to Assign	31
	6.2.	Prohibition of Assignments by Borrower	31

7.	EVENTS OF DEFAULT		32
	7.1.	Event of Default	32

8.	REMEDIES		33
	8.1.	Remedies Conferred Upon Lender	34
	8.2.	Non-Waiver of Remedies	34
	8.3.	Cash Collateral Account	35

9.	GENERAL PROVISIONS		35
	9.1.	Captions	35
	9.2.	Merger	35
	9.3.	Notices	35
	9.4.	Modification; Waiver	37

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9.5.	Governing Law	37
9.6.	Acquiescence Not to Constitute Waiver of Lender’s Requirements	37
9.7.	Disclaimer by Lender	37
9.8.	Right of Lender to Make Advances to Cure Borrower’s Defaults	38
9.9.	Definitions Include Amendments	38
9.10.	Time Is of the Essence	39
9.11.	Execution in Counterparts	39
9.12.	Waiver of Consequential Damages	39
9.13.	Claims Against Lender	39
9.14.	Jurisdiction and Venue	39
9.15.	Severability	39
9.16.	Incorporation of Recitals	40
9.17.	WAIVER OF JURY TRIAL	40
9.18	Limitation of Liability	40
9.19.	Payment of Interest	41
9.20.	Authorization to Slipsheet	41
9.21.	SPECIAL PROVISIONS	42

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LOAN AGREEMENT
This Agreement is made as of the date set forth on the preceding cover page by and between the WHITESTONE INDUSTRIAL-OFFICE LLC, a Texas limited liability company (“Borrower”), and Lender.
RECITALS
A.    Borrower owns the Property; and
B.    Pursuant to the Application/Commitment, Borrower has applied to Lender for the Loan, and Lender has agreed to make the Loan on the terms and conditions contained herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, Borrower and Lender agree as follows:
1.DEFINED TERMS. The following terms, as used herein shall have the following meanings:
Affiliated Party: (i) if Borrower or any Affiliated Party is a general or limited partnership, the general partners thereof and any person or entity directly or indirectly controlling any general partner thereof; (ii) if Borrower or any Affiliated Party is a joint venture, its joint venture partners and any person or entity directly or indirectly controlling any joint venture partner thereof; (iii) if Borrower is a corporation or limited liability company, any person or entity directly or indirectly controlling Borrower; and (iv) Indemnitor.
Agreement: This Loan Agreement, as originally executed and as amended from time to time by Borrower and Lender in writing.
Allocated Loan Percentage: The allocated percentage of the Loan for each Project as determined by Lender based upon the then Maximum Allocated Loan Amounts for all then existing Projects.
Application/Commitment: Collectively, the Fixed Rate Mortgage Loan Application dated September 13, 2013, pursuant to which Borrower applied to PPM Finance, Inc. for the Loan, and PPM Finance, Inc.’s acceptance thereof as a Commitment dated November 1, 2013.
Appraisal: An appraisal prepared by a member of a national appraisal organization that has adopted the Uniform Standards of Professional Appraisal Practice (USPAP) established by the Appraisal Standards Board of the Appraisal Foundation. The appraiser shall use assumptions and limiting conditions established by Lender, and the appraisal shall be in conformity with Lender’s appraisal guidelines and the requirements of the Application/Commitment.
Assignment of Rents: The Assignment of Rents executed by Borrower in favor of Lender and described in Section 2.2 of this Agreement, of even date herewith, as originally executed or as may be hereafter amended from time to time in writing.

Borrower: Borrower: WHITESTONE INDUSTRIAL-OFFICE LLC, a Texas limited liability company, which has its principal place of business at 2600 South Gessner, Suite 500, Houston, Texas 77063. Borrower’s sole member is WHITESTONE REIT OPERATING PARTNERSHIP, L.P., a Delaware limited partnership; whose general partner is WHITESTONE REIT, a Maryland real estate investment trust.
Building Laws: All federal, state and local laws, statutes, regulations, codes, ordinances, orders, rules and requirements applicable to the development, construction, use, operation, management and maintenance of the Property, including without limitation, all access, building, zoning, planning, subdivision, fire, traffic, safety, health, labor, discrimination, Hazardous Materials Laws, shoreline, flood plain laws, regulations and ordinances, including, without limitation, all applicable requirements of the Fair Housing Act of 1988, as amended, the Americans with Disabilities Act of 1990, as amended, and all orders or decrees of any court adopted or enacted with respect thereto applicable to the Property, as any of the same may from time to time be amended, modified or supplemented.
Cash Collateral Account: The meaning set forth in Section 8.3 of this Agreement.
Consenting Party: Each person required to execute a consent to any assignment of Service Agreements or Permits.
Default: Any event which, if it were to continue uncured, would, with notice or lapse of time or both, constitute an Event of Default (as such term is defined in Section 7.1 of this Agreement).
Default Rate: The default interest rate specified in the Note.
Environmental Indemnity Agreement: The Environmental Indemnity Agreement described in Section 2.2(d) of this Agreement, executed by Borrower and Indemnitor, as originally executed or as may be hereafter amended from time to time in writing.
Environmental Report: Collectively (i) The Phase I Environmental Site Assessment dated as of October 11, 2013 (revised November 5, 2013, prepared by AEI Consultants relating to the Park Woodland Project; (ii) The Phase I Environmental Site Assessment dated as of November 4, 2013 (revised November 5, 2013, prepared by AEI Consultants relating to the Holly Hall Project; (iii)The Phase I Environmental Site Assessment dated as of October 18, 2013 (revised November 5, 2013, prepared by AEI Consultants relating to the I-10 Warehouse Project; (iv) The Phase I Environmental Site Assessment dated as of November 4, 2013, prepared by AEI Consultants relating to the Main Park II Project; (v) The Phase I Environmental Site Assessment dated as of October 14, 2013(revised November 5, 2013, prepared by AEI Consultants relating to the Plaza Park Project; (vi) The Phase I Environmental Site Assessment dated as of October 14, 2013 (revised November 5, 2013, prepared by AEI Consultants relating to the Westbelt Plaza Project; (vii) The Phase I Environmental Site Assessment dated as of October 11, 2013 (revised November 5, 2013, prepared by AEI Consultants relating to the Westgate Service Center Project; (viii) The Phase I Environmental Site Assessment dated as of October 21, 2013 (revised November 12, 2013, prepared by AEI Consultants relating to the Corporate Park West Project;

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and (ix) The Phase I Environmental Site Assessment dated as of October 18, 2013 (revised November 5, 2013, prepared by AEI Consultants relating to the Dairy Ashford Business Park Project, all in connection with its inspection of the environmental condition of the Property.
ERISA: Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder from time to time.
Escrow Account: The meaning set forth in Section 3.1(a) of this Agreement.
Executive Order and Patriot Act: Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”) and Public Law 107-56, known as the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “Patriot Act”).
Event of Default: The meaning set forth in Section 7.1 of this Agreement.
Foreclosure Conveyance: Any conveyance of the Property by foreclosure of the Security Instrument, exercise of a power of sale under the Security Instrument or conveyance in lieu of foreclosure.
Governmental Approvals: All consents, licenses and permits and all other authorizations or approvals relating to the use and operation of the Property.
Governmental Authority: Any federal, state, county or municipal government, or political subdivision thereof, any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality, or public body, or any court, administrative tribunal, or public utility.
Hazardous Materials: (i) Any substance, material, waste, solid, liquid, gas, odor or form of energy, from whatever source, that is subject to or regulated by any current or future Hazardous Materials Law; (ii) those substances included within the definitions of "hazardous substances," "hazardous materials," "toxic substances," "pollutant," "contaminant" or "solid waste" in any Hazardous Materials Law; (iii) mold, fungi or other similar substance, and (iv) more specifically, but not by way of limitation, (a) any substance now or in the future designated pursuant to Section 311(b)(2)(A) of the Clean Water Act, as amended, 33 U.S.C. 1321(b)(2)(A); (b) any toxic pollutant listed under Section 307(a) of the Clean Water Act, 33 U.S.C. 1317; (c) any "hazardous substance" or "pollutant or contaminant" as defined in Sections 101(14) and 101(33) of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601(14) & 9601(33); (d) any element, compound, mixture, solution or substance designated pursuant to Section 102 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9602; (e) petroleum, including crude oil or any fraction thereof; (f) any hazardous waste having the characteristics identified under or listed pursuant to the Solid Waste Disposal Act, as amended, 42 U.S.C. 6921 et seq.; (g) any material defined as "hazardous waste" pursuant to 40 C.F.R. Part 260; (h) any hazardous air pollutant listed under Section 112 of the Clean Air Act, 42 U.S.C. 7412; (i) and any imminently hazardous chemical substance or mixture for which the Administrator of the Environmental Protection

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Agency has taken action pursuant to Section 7 of the Toxic Substances Control Act, 15 U.S.C. 2606; (j) any substance, the presence of which causes or threatens to cause a nuisance on the Property or a nuisance or trespass to real estate in the vicinity of the Property; (k) polychlorinated biphenyls; (l) underground storage tanks; (m) asbestos and asbestos containing materials (whether friable or non friable); (n) atmospheric radon at indoor concentrations exceeding 4 picoCuries per cubic liter; and (o) urea formaldehyde and related substances. Notwithstanding the foregoing, the term "Hazardous Materials" does not include (A) a substance used in the cleaning and maintenance of the Property, if the quantity and manner of its use and storage are customary, prudent, and do not violate applicable Laws, or (B) automotive motor oil in immaterial quantities, if leaked from vehicles in the ordinary course of the operation of the Property and cleaned up in accordance with reasonable property management procedures and in a manner that violates no applicable Laws.
Hazardous Materials Claims: Any and all investigation, enforcement, cleanup, removal, assessment, remedial or other governmental or regulatory action, agreement or order threatened, instituted or completed pursuant to any Hazardous Materials Law, together with any and all claims made or threatened by any governmental entity or other third party against Borrower, Lender or the Property, for indemnification, damage, contribution, cost recovery, compensation, loss or injury resulting from any actual, proposed or threatened use, storage, holding, existence, release (including any spilling, leaking, pumping, pouring, emitting, emptying, dumping, disposing into the environment and the continuing migration into or through soil, surface water, or groundwater), emission, discharge, generation, processing, abatement, removal, disposition, handling or transportation to or from the Property of any Hazardous Materials, including, without limitation, the movement or migration of any Hazardous Material from surrounding property or groundwater in, into or onto the Property and any residual Hazardous Material contamination on or under the Property.
Hazardous Materials Laws: Any federal, state or local statute, regulation, rule, code, ordinance, common law or requirement of any governmental or quasi governmental authority regulating, relating to, or imposing obligations, liability, or standards of conduct concerning pollution, natural resources, wetlands, protection of human health, protection of the environment, industrial hygiene, Hazardous Materials (as defined herein), the manufacture, production, processing, distribution, use, treatment, storage, discharge, disposal, transport or handling of Hazardous Materials or the environmental conditions on, under or about the Property. The term "Hazardous Materials Laws" shall include, without limitation, any common law of nuisance or trespass, any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials into the environment (including without limitation, ambient air, indoor air, surface water, groundwater, land surface or subsurface strata).
Improvements: The following improvements located on the Land:
(a)    The improvements known as "Corporate Park Woodland" are generally described as follows: four single story industrial-office buildings located at 210, 220, 230, and 240 Spring Hill Drive in the City of The Woodland, County of Montgomery in the State of Texas, containing 96,775 square feet including parking for at least 308

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vehicles, which is situated on a 9.4338 acre parcel commonly described as Corporate Park Woodland, together with all improvements and appurtenances thereon (the “Park Woodland Improvements”) located on the Corporate Park Woodland Land (the Park Woodland Improvements and the Park Woodland Land is collectively referred to as the “Park Woodland Project”).
(b)    The improvements known as "Holly Hall Industrial Park" are generally described as follows: two single story industrial buildings located at 8303-15 Knight Road in the City of Houston, County of Harris in the State of Texas, containing 89,878 square feet including parking for at least 202 vehicles, which is situated on a 6.03 acre parcel commonly described as Holly Hall Industrial Park, together with all improvements and appurtenances thereon (the “Holly Hall Improvements") located on the Holly Hall Industrial Park Land (the Holly Hall Improvements and the Holly Hall Industrial Park Land is collectively referred to as the “Holly Hall Project”).
(c)    The improvements known as "I-10 Warehouse" are generally described as follows: four single story warehouse buildings located at 1105-1111 Upland Drive in the City of Houston, County of Harris in the State of Texas, containing 151,755 square feet including parking for at least 141 vehicles, which is situated on a 6.02 acre parcel commonly described as the I-10 Warehouse, together with all improvements and appurtenances thereon (the “I-10 Warehouse Improvements") located on the I-10 Warehouse Land (the I-10 Warehouse Improvements and the I-10 Warehouse Land is collectively referred to as the “I-10 Warehouse Project”).
(d)    The improvements known as "Main Park II" are generally described as follows: three single story industrial buildings located at 11205 Main Street and 3610-20 Willowbend in the City of Houston, County of Harris in the State of Texas, containing 113,410 square feet including parking for at least 210 vehicles, which is situated on a 9.975 acre parcel commonly described as Main Park II, together with all improvements and appurtenances thereon (the “Main Park II Improvements") located on the Main Park II Land (the Main Park II Improvements and the Main Park II Land is collectively referred to as the “Main Park II Project”).
(e)    The improvements known as "Plaza Park" are generally described as follows: three single story industrial-office buildings situated at 7509-63 South Freeway in the City of Houston, County of Harris in the State of Texas, containing 105,530 square feet including parking for at least 370 vehicles, which is situated on a 6.87 acre parcel commonly described as Plaza Park, together with all improvements and appurtenances thereon (the “Plaza Park Improvements") located on the Plaza Park Land (the Plaza Park Improvements and the Plaza Park Land is collectively referred to as the “Plaza Park Project”).
(f)    The improvements known as "Westbelt Plaza" are generally described as follows: three single story industrial-office buildings situated at 1450 W. Sam Houston Parkway and 10694-10696 Haddington Dr. in the City of Houston, County of Harris in the State of Texas, containing 66,252 square feet including parking for at least 229

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vehicles, which is situated on a 5.04 acre parcel commonly described as West Belt Plaza, together with all improvements and appurtenances thereon (the “Westbelt Plaza Improvements") located on the Westbelt Plaza Land (the Westbelt Plaza Improvements and the Westbelt Plaza Land is collectively referred to as the “Westbelt Plaza Project”).
(g)    The improvements known as "Westgate Service Center" are generally described as follows: two single story industrial-office buildings situated at 19407 Park Row and 1707 Ricefield in the City of Houston, County of Harris in the State of Texas, containing 97,225 square feet including parking for at least 200 vehicles, which is situated on a 6.75 acre parcel commonly described as Westgate Service Center, together with all improvements and appurtenances thereon (the “Westgate Service Center Improvements") located on the Westgate Service Center Land (the Westgate Service Center Improvements and the Westgate Service Center Land is collectively referred to as the “Westgate Service Center Project”).
(h)    The improvements known as "Corporate Park West" are generally described as follows: four single story industrial-office buildings situated at 1718 Fry Road in the City of Houston, County of Harris in the State of Texas, containing 175,665 square feet including parking for at least 486 vehicles, which is situated on a 12.5 acre parcel commonly described as Corporate Park West, together with all improvements and appurtenances thereon (the “Corporate Park West Improvements") located on the Corporate Park West Land (the Corporate Park West Improvements and the Corporate Park West Land is collectively referred to as the “Corporate Park West Project”).
(i)    The improvements known as "Dairy Ashford Business Park" are generally described as follows: one single story industrial-office building situated at 2654 Goar Road in the City of Houston, County of Harris in the State of Texas, containing 42,902 square feet including parking for at least 113 vehicles, which is situated on a 1.92 acre parcel commonly described as Dairy Ashford Business Park, together with all improvements and appurtenances thereon (the “Dairy Ashford Business Park Improvements") located on the Dairy Ashford Business Park Land (the Dairy Ashford Business Park Improvements and the Dairy Ashford Business Park Land is collectively referred to as the “Dairy Ashford Business Park Project”).
Include or including: Including but not limited to.
Indemnification Agreement: The Indemnification Agreement described in Section 2.2(e) of this Agreement, executed by Indemnitor, as originally executed or as may be hereafter supplemented or amended from time to time in writing.
Indemnified Parties: The meaning set forth in Section 3.19 of this Agreement.
Indemnitor: Whitestone REIT Operating Partnership, L.P., a Delaware limited partnership, collectively, and jointly and severally (whether one or more).

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Internal Revenue Code: The Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder from time to time.
Land: Collectively, the land legally described in Exhibit A hereto. The term “Corporate Park Woodland Land” shall mean the land described as Tract 7 on Exhibit A. The term “Holly Hall Industrial Park Land” shall mean the land described as Tract 5 on Exhibit A. The term “I-10 Warehouse Land” shall mean the land described as Tract 1 on Exhibit A. The term “Main Park II Land” shall mean the land described as Tract 3 on Exhibit A. The term “Plaza Park Land” shall mean the land described as Tract 2 on Exhibit A. The term “Westbelt Plaza Land” shall mean the land described as Tract 4 on Exhibit A. The term “Westgate Service Center Land” shall mean the land described as Tract 6 on Exhibit A. The term “Corporate Park West Land” shall mean the land described as Tract 8 on Exhibit A. The term “Dairy Ashford Business Park Land” shall mean the land described as Tract 12 on Exhibit A.
Laws: Collectively, all federal, state and local laws, statutes, codes, ordinances, orders, rules and regulations, including judicial opinions or precedential authority in the applicable jurisdiction, as any of the same may from time to time be amended or modified.
Lender: Jackson National Life Insurance Company, a Michigan corporation.
Loan: The mortgage loan from Lender to Borrower evidenced by the Note.
Loan Documents: This Agreement, the Note, the Security Instrument, the Environmental Indemnity Agreement, the Indemnification Agreement, the other documents and instruments listed in Section 2.2 of this Agreement, and all other documents and instruments given to Lender from time to time in connection with or to evidence or secure the Loan, as originally executed or as any of the same may be hereafter amended from time to time, in writing.
Loan Fees: The meaning set forth in Section 3.24 of this Agreement.
Loan Maturity: Maturity Date (as defined in the Note).
Loan Opening Date: The date of the disbursement of the Loan.

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Maximum Allocated Loan Amount. The Maximum Allocated Loan Amount for each Tract of the Property in the Total Property is as follows:

Project	Allocated Loan Percentage	Maximum Allocated Loan Amount
Corporate Park Woodland	17.714%	$6,554,347.00
Holly Hall Industrial Park	12.877%	$4,764,379.00
I-10 Warehouse	10.169%	$3,762,628.00
Main Park II	8.001%	$2,960,364.00
Plaza Park	7.112%	$2,631,581.00
West Belt Plaza	6.239%	$2,308,398.00
Westgate Service Center	8.950%	$3,311,418.00
Corporate Park West	26.670%	$9,867,899.00
Dairy Ashford	2.268%	$838,986.00

Total	100.000%	$37,000,000.00
Mortgage Correspondent: As of the Loan Opening Date, the Mortgage Correspondent is Holliday, Fenoglio, Fowler, L.P. and its address is: 9 Greenway Plaza, Suite 700, Houston, Texas 77046. Lender retains the right to change the Mortgage Correspondent at any time during the term of the Loan. Borrower hereby acknowledges that Lender may utilize Mortgage Correspondent or other outside third parties selected by Lender in any aspects of the Loan, including but not limited to, the servicing, administration and monitoring of the Loan.
Note: That certain Fixed Rate Promissory Note made by Borrower of even date herewith and payable to the order of Lender in the original principal amount of Thirty-Seven Million Dollars ($37,000,000.00).
Outstanding Allocated Loan Amount: The Outstanding Allocated Loan Amount for each Project is determined, from time to time, by multiplying the Allocated Loan Percentage by the then outstanding principal balance of the Loan, provided, however that the Outstanding Allocated Loan Amount for any Project shall not exceed the Maximum Allocated Loan Amount for such Project.
Permits: All building permits, governmental permits, licenses, variances, conditional or special use permits, and other authorizations now or hereafter issued in connection with the construction, development ownership, operation or use of the Property, to the fullest extent that the same or any interest therein may be legally assigned by Borrower, together with any use permits or licenses issued to any tenant or other user of the Property (to the extent that Borrower has an interest in such permit or license).
Permitted Exceptions: (i) The lien of taxes and assessments not yet due and payable and (ii) those matters of public record listed as special exceptions in the Lender's title insurance policy insuring the lien of the Security Instrument.

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PPM Finance, Inc.: PPM Finance, Inc., in its capacity as investment advisor and authorized representative and affiliate of Lender.
Release Prepayment Factor.

Project	Release Factor
Corporate Park Woodland	1.20
Holly Hall Industrial Park	1.10
I-10 Warehouse	1.10
Main Park II	1.10
Plaza Park	1.10
West Belt Plaza	1.10
Westgate Service Center	1.10
Corporate Park West	1.20
Dairy Ashford	1.10
Provided, however, in the event that the Corporate Park Woodland Project and the Corporate Park West Project are both released pursuant to the terms set forth in Exhibit G, attached hereto, the Release Factor for the second of such Projects to be released shall be 1.30.
Proceedings: The meaning set forth in Section 9.14 of this Agreement.
Property: The Land, together with the Improvements, and all personal property, fixtures and equipment required or used (or to be used) for the operation thereof.
Qualified Property Manager: Either (i) a financially sound, professional property management company, experienced in managing properties similar in type and quality to the Property, and which is one of the top three institutional property management companies in the real estate market where the Property is located, based on the square footage of space under its management or (ii) another property management company approved in writing by the Lender.
Real Property: That portion of the Property constituting real property.
Recourse Events: The meaning set forth in Section 9.18 of this Agreement.
Rent Roll: The meaning set forth in Section 4.5 of this Agreement.
Security Instrument: The Deed of Trust, Mortgage, Security Deed, Deed to Secure Debt or similar instrument described in Section 2.2 of this Agreement, of even date herewith, as originally executed by Borrower or as may be hereafter amended from time to time in writing.
Service Agreements: (i) all agreements heretofore or hereafter entered into relating to the construction, ownership, operation or use of the Property; (ii)  any and all present and future amendments, modifications, and addenda to any of the items described in clause (i), above; and

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(iii) any and all guarantees, warranties and other undertakings (including payment and performance bonds) heretofore or hereafter entered into or delivered with respect to any of the items described in clause (i), above.
Title Insurer: Fidelity National Title Insurance Company, or such other title insurance company licensed in the State of Texas, as may be approved by Lender in connection with the Loan.
Total Project; Project. Collectively, the Park Woodland Project, the Holly Hall Project, the I-10 Warehouse Project, the Main Park II Project, the Plaza Park Project, the Westbelt Plaza Project, the Westgate Service Center Project, the Corporate Park West Project and the Dairy Ashford Business Park Project are referred to as the “Total Project” or individually, a “Project”).
Transfer: The meaning set forth in Section 6.2 of this Agreement.
Defined terms may be used in the singular or the plural. When used in the singular preceded by “a”, “an”, or “any”, such term shall be taken to indicate one or more members of the relevant class. When used in the plural, such term shall be taken to indicate all members of the relevant class.
2.    TERMS OF LOAN AND DOCUMENTS.
2.1.    Agreement to Borrow and Lend. Subject to all of the terms, provisions and conditions set forth in this Agreement, Lender agrees to make and Borrower agrees to accept the Loan. Borrower agrees to pay all indebtedness evidenced and secured by the Loan Documents in accordance with the terms thereof.
2.2.    Loan Documents. In consideration of Lender’s entry into this Agreement and Lender’s agreement to make the Loan, Borrower agrees that it will, in sufficient time for review by Lender and its counsel prior to the Loan Opening Date, execute and deliver or cause to be executed and delivered to Lender the following documents and instruments in form and substance acceptable to Lender:
(a)    The Note;
(b)    The Security Instrument encumbering Borrower’s fee simple estate in the Property and securing the Note, subject only to the Permitted Exceptions;
(c)    The Assignment of Rents, pursuant to which Borrower shall assign to Lender all rents, income, issues and profits of, and all leases, licenses, concessions and other similar agreements and all guarantees thereof relating to or connected with the Property;
(d)    The Environmental Indemnity;
(e)    The Indemnification Agreement with respect to certain matters excluded from the non-recourse provisions of the Loan Documents;

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(f)    Uniform Commercial Code financing statements, in duplicate, naming Borrower as debtor and Lender as secured party with respect to all of the Property which may be deemed to be personal property;
(g)    If a portion of the Loan proceeds shall be utilized by Borrower to purchase the Property, a final settlement statement executed by the seller at the Loan Opening Date; and
(h)    Such other instruments and documents as may be required by the Application/Commitment or this Agreement or as Lender may reasonably require.
2.3.    Terms of the Loan. The Loan will bear interest for the period and at the rate or rates set forth in the Note, and be payable in accordance with the terms of the Note. The outstanding principal balance, all accrued and unpaid interest and all other sums due and payable under the Note or other Loan Documents, if not sooner paid, shall be paid in full at Loan Maturity.
2.4.    Prepayments. Borrower shall have no right to make prepayments of the Loan in whole except in accordance with the terms of the Note.
2.5.    Conditions to Disbursement. Borrower agrees to perform and satisfy all conditions precedent to the disbursement of the Loan set forth in the Application/Commitment.
2.6.    Sources and Uses. Borrower shall use the proceeds of the Loan solely for the purposes agreed to in writing by and between Lender and Borrower, and in all events, the description of such proceeds shall be accurately set forth in the settlement statement executed by Borrower at the Loan Opening Date. The sources and uses statement must be in substantial accordance with the sources and uses statement attached to the Application/Commitment and updated prior to closing.
3.    BORROWER’S COVENANTS Borrower further covenants and agrees with Lender as follows:
3.1.    Escrow Deposits.
(a)     Borrower shall deposit monthly with Lender or its Mortgage Correspondent a sum equal to one-twelfth (1/12th) of the amount estimated by Lender or its Mortgage Correspondent to be required to pay, at least thirty (30) days prior to their respective due dates, annual property taxes, assessments, ground rent and insurance premiums for the Property (the “Escrow Account”). Lender shall not pay interest on or segregate the Escrow Account unless required to do so under applicable Laws. If Lender is required to segregate the Escrow Account, Borrower shall (1) execute such documents as Lender, in its sole discretion, deems necessary to perfect its security interest in the Escrow Account and (2) pay the costs of setting-up and maintaining the Escrow Account.

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At closing, Lender will determine the amount of the initial deposit that must be made by the Borrower to the Escrow Account at closing; and
(b)    The Escrow Account is hereby pledged as additional security for the Loan and shall be held to be irrevocably applied for the purposes for which made hereunder and shall not be subject to the direction or control of Borrower; provided, however, that neither Lender, Mortgage Correspondent nor any depository holding such funds shall be liable for any failure to apply to the payment of taxes, assessments, ground rent or insurance premiums any amount so deposited unless (i) Borrower shall have requested Lender, Mortgage Correspondent or said depository in writing to make application of such funds to the payment of the particular taxes, assessments, ground rent or insurance premiums as the case may be, accompanied by the bills therefor, (ii) there shall exist no Default or Event of Default hereunder or under any of the Loan Documents, (iii) there are sufficient funds in the Escrow Account to pay the particular taxes, assessments, ground rent or insurance premiums and (iv) following payment of such taxes, assessments, ground rent or insurance premiums, the Escrow Account will be “in balance” in the reasonable opinion of Lender.
3.2.    Payment of Taxes. Borrower shall pay all real estate taxes, assessments and charges of every kind upon the Property before the same become delinquent and, upon request of Lender, Borrower shall furnish Lender evidence of such payment; provided, however, that Borrower shall have the right to pay any such tax, assessment or charge under protest or to otherwise contest any such tax, assessment or charge but only if (i) such contest has the effect of preventing the collection of such tax, assessment or charge so contested and also preventing the sale or forfeiture of the Property or any part thereof or any interest therein, (ii) Borrower has notified Lender in writing in advance of its intent to contest such tax, assessment or charge, and (iii) Borrower has deposited security in form and amount satisfactory to Lender, in its sole judgment, and increases the amount of such security so deposited promptly after Lender’s request therefor. If Borrower shall fail to commence such contest or, having commenced such contest, and having deposited such security required by Lender for its full amount, shall thereafter fail to prosecute such contest in good faith or with due diligence, or, upon adverse conclusion of any such contest, shall fail to pay the tax, assessment or charge so contested, Lender may at its election (but shall not be required to), pay and discharge any such tax, assessment or charge, and any interest or penalty thereon, and any amounts so expended by Lender shall be deemed to constitute disbursements of the Loan proceeds hereunder (even if the total amount of disbursements would exceed the face amount of the Note), and shall bear interest from the date expended at the Default Rate and be payable with such interest upon demand. Lender in making any payment hereby authorized relating to any tax, assessment or charge, may do so according to any bill, statement or estimate procured from the appropriate public office without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, charge, sale, forfeiture, tax lien or title or claim thereof.
3.3.    Maintenance of Insurance.

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(a)    Insurance Coverage Requirements: Borrower shall maintain insurance coverage as contained in Exhibit D attached hereto and made a part hereof.
(b)    No Other Insurance. Borrower shall not obtain separate insurance concurrent in form or contributing in the event of loss with that required to be maintained hereunder unless Lender is included thereon under a standard, non-contributory Lender clause acceptable to Lender. Borrower shall immediately notify Lender whenever any such separate insurance is taken out and shall promptly deliver to Lender the original policy or policies of such insurance.
(c)    Lender’s Right to Obtain Insurance: Notwithstanding this Section 3.3, upon an Event of Default under this Agreement or a Default under any of the other Loan Documents, Lender or Mortgage Correspondent shall have the right (but not the obligation) to place and maintain insurance required to be placed and maintained by Borrower hereunder, and use funds on deposit in the Escrow Account for the payment of insurance to pay for same. Any additional amounts expended therefor shall constitute additional disbursements of Loan proceeds (even if the total amount of disbursements would exceed the face amount of the Note), and shall bear interest from the date expended at the Default Rate and be payable together with such interest upon demand.
3.4.    Mechanics’ Liens and Contest Thereof. Borrower will not suffer or permit any mechanics’ lien claims to be filed or otherwise asserted against the Property and will promptly discharge the same if any claims for lien or any proceedings for the enforcement thereof are filed or commenced; provided, however, that Borrower shall have the right to contest in good faith and with due diligence the validity of any such lien or claim upon furnishing to the Title Insurer such security or indemnity as it may require to induce the Title Insurer to insure against all such claims, liens or proceedings; and provided further that Lender will not be required to make any further disbursements of the Loan proceeds unless (a) any mechanics’ lien claims shown by any title insurance commitments or interim binders or certifications have been released or insured against by the Title Insurer or (b) Borrower shall have provided Lender with such other security with respect to such claim as may be acceptable to Lender, in its sole discretion.
3.5.    Settlement of Mechanics’ Lien Claims. If Borrower shall fail promptly to discharge any mechanics’ lien claim filed or otherwise asserted or to contest any such claims and give security or indemnity in the manner provided in Section 3.4 hereof, or, having commenced to contest the same, and having given such security or indemnity, shall thereafter fail to prosecute such contest in good faith or with due diligence, or fail to maintain such indemnity or security so required by the Title Insurer for its full amount, or, upon adverse conclusion of any such contest, shall fail to cause any judgment or decree to be satisfied and lien to be promptly released, then, and in any such event, Lender may, at its election (but shall not be required to): (i) procure the release and discharge of any such claim and any judgment or decree thereon, without inquiring into or investigating the amount, validity or enforceability of such lien or claim, and (ii) effect any settlement or compromise of the same, or may furnish such security or indemnity to

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the Title Insurer, and any amounts expended by Lender in doing so, including premiums paid or security furnished in connection with the issuance of any surety company bonds, shall be deemed to constitute disbursements of the Loan proceeds hereunder (even if the total amount of disbursements would exceed the face amount of the Note), and shall bear interest from the date expended at the Default Rate and be payable together with such interest upon demand.
3.6.    Maintenance, Repair and Restoration of Improvements. Borrower shall (i) promptly repair, restore or rebuild any Improvements which may become damaged or be destroyed; and (ii) keep the Improvements in good condition and repair, without waste, ordinary wear and tear excepted.
3.7.    Leases and Lease Reports. Borrower shall not enter into, modify, amend, waive any material provision of, terminate or cancel any leases of space in the Property without the prior written consent of Lender, except in each case in accordance with the Leasing Guidelines set forth on Exhibit B attached hereto. Borrower shall submit each and every proposed lease to Lender and Mortgage Correspondent for Lender’s prior written consent except for leases not requiring Lender consent as provided in the Leasing Guidelines set forth on Exhibit B. All lessees shall be required at Lender’s election to execute estoppel certificates and subordination, non-disturbance and attornment agreements in accordance with the Leasing Guidelines set forth on Exhibit B. Within thirty (30) days following the end of each year, except for multifamily properties, Borrower shall deliver to Lender and Mortgage Correspondent a report showing the status of the leasing of space in the Property certified by Borrower. Such report shall include information on the amount of space covered by any letters of intent, leases out for execution, and fully executed leases; the rental amount under each lease agreement or proposed lease agreement; the term of each lease agreement; and a summary of any terms which vary from the standard form of lease, if applicable, previously approved by Lender. Any new lease, modification, amendment, waiver of any material provision, termination or cancellation of any lease of space in the Property without the prior written consent of Lender, if required pursuant to the Leasing Guidelines set forth on Exhibit B, shall be deemed by Lender, in its sole discretion, as an Event of Default.
3.8.    Compliance With Laws. Borrower shall promptly comply with in all material respects all applicable Laws of any Governmental Authority having jurisdiction over Borrower or the Property, and shall take all actions necessary to bring the Property into material compliance with all applicable Laws, including without limitation all Building Laws (whether now existing or hereafter enacted). Borrower shall promptly notify Lender if Borrower receives any actual written notice, action or lien notice or otherwise becomes aware that the Property violates or is alleged to violate any Building Law, and of a condition or situation on the Property which will constitute violation of a Building Law (whether now existing or hereafter enacted). The notice to Lender shall describe with particularity the Building Law violation and the Borrower's plan to promptly correct the violation. At its own cost, Borrower will take all actions necessary

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to bring the Property into compliance with all applicable Laws (whether now existing or hereafter enacted).
3.9.    Alterations/New Improvements. Without the prior written consent of Lender, Borrower shall not (1) make any material alterations to the Property (other than completion of tenant improvement work required in accordance with leases entered into in accordance with the terms of this Agreement) or (2) construct any material new improvements of any kind on the Land.
3.10.    Personal Property. (i) All of Borrower’s personal property, fixtures, furnishings, furniture, attachments and equipment located on or used in connection with the Property, shall always be located at the Property and shall also be kept free and clear of all chattel mortgages, conditional vendor’s liens and all other liens, encumbrances and security interests of any kind whatever other than liens for taxes not yet delinquent, the liens and security interest created by the Loan Documents, and liens with respect to the financing or leasing of equipment (other than fixtures) entered into by Borrower, as lessee, in the ordinary course of business of owning and operating the Property, which Liens shall encumber on the equipment that is the subject of such financing or lease; (ii) Borrower will be the absolute owner of said personal property, fixtures, furnishings, furniture, attachments and equipment; and (iii) Borrower shall, from time to time, furnish Lender with evidence of such ownership reasonably satisfactory to Lender, including searches of applicable public records.
3.11.    Prohibition against Cash Distributions and Application of Cash Flow. Borrower shall first apply all cash flow from the Property to pay Property expenses, including amounts due to Lender pursuant to the Loan Documents. No cash flow from the Property shall be distributed to any partners, principals, members or shareholders of Borrower or applied to the payment of any obligations, debts or expenses not related to the Property if an Event of Default has occurred or if there is a reasonable likelihood that such money will be necessary for capital expenditures that are required to prevent a material decrease in the value of the Property, the operation of the Property or the payment of principal and interest due in connection with the Loan within ninety (90) days following any contemplated cash flow distribution.
3.12.    Inspection by Lender Borrower will cooperate (and will cause the property manager to cooperate) with Lender in arranging for inspections of the Property from time to time by Lender and its agents and representatives at reasonable times and upon reasonable prior notice to Borrower.
3.13.    Furnishing Information. Borrower shall deliver or cause to be delivered to Lender and Mortgage Correspondent (1) annual financial statements for Borrower (and for the Property if it is not the only asset owned by Borrower); (2) annual financial statements for Indemnitor; (3) a duly executed current Borrower Annual Certification to Lender, in the form attached hereto as Exhibit C; and (4) annual tenant sales for any tenant where reporting of tenant sales is required under the terms of the lease or any amendment or modification thereto, in each of the foregoing cases as soon as available

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and in all events no later than ninety (120) days after the close of each fiscal year of Borrower and Indemnitor (as applicable). Annual financial statements of Borrower and the Property shall include a current rent roll for the Property, to be submitted within ninety (120) days after the end of Borrower’s fiscal year. Lender shall have the right to require that the Borrower provide quarterly financial statements and rent rolls (including aged delinquency reports) at any time during the Loan term.
Notwithstanding the foregoing requirement at Section 3.13(3), if Borrower or Indemnitor have any ownership interest in (whether direct or indirect) or are under common control or related entities with any tenant, then and in that case, regardless of the requirements under the lease, or any amendment or modification thereto, Borrower shall deliver or cause to be delivered annual tenant financial statements and tenant sales, if applicable, as required above.
On the occurrence of an Event of Default, Borrower and Indemnitor shall promptly provide Lender and Mortgage Correspondent with such additional financial reports and such additional financial information as Lender may require. If an Event of Default has occurred, or Lender reasonably believes that previously provided financial statements are inaccurate, the annual statements shall be audited by certified public accountants acceptable to Lender and prepared in accordance with generally accepted accounting principles. Borrower shall also furnish a current operating statement for the Property (including a rent roll if there are any leases of the Property or any part thereof), at the time it delivers its financial statements. Additionally, Borrower and Indemnitor will:
(a)    promptly supply Lender and Mortgage Correspondent with such information concerning Borrower’s and Indemnitor’s respective affairs relating to the Property as Lender may reasonably request from time to time;
(b)    at any time during regular business hours permit, upon reasonable notice, Lender, Mortgage Correspondent or any of its agents or representatives to have access to and examine all of its books and records regarding the development and operation of the Property;
(c)    permit Lender and Mortgage Correspondent to copy and make abstracts from any and all of such books and records;
(d)    immediately notify Lender and Mortgage Correspondent if Borrower receives any actual written notice, action or lien notice or otherwise becomes aware that the Property violates or is alleged to violate any Building Law, or of a condition or situation on the Property which will constitute violation of a Building Law (whether now existing or hereafter enacted). The notice to Lender shall describe with particularity the Building Law violation and the Borrower's plan to promptly correct the violation; and

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(e)    promptly furnish to Lender and Mortgage Correspondent copies of all (a) filings by it with the government securities commission or any national securities exchange, (b) mailings by it to its shareholders, (c) reports furnished by it to rating agencies and relating to its outstanding commercial paper, (d) information generally supplied by it in writing to security analysts, and (e) other information concerning Borrower as is reasonably requested from time to time by Lender.
3.14.    Documents of Further Assurance. Borrower shall, from time to time, upon Lender’s request, execute, deliver, record and furnish such documents as Lender may reasonably deem necessary or desirable to (i) perfect and maintain perfected as valid liens upon the Property, the liens granted by Borrower to Lender under the Security Instrument and the collateral assignments and other security interests under the other Loan Documents as contemplated by this Agreement, (ii) correct any errors of a typographical nature or inconsistencies which may be contained in any of the Loan Documents, and (iii) consummate fully the transaction contemplated under this Agreement.
3.15.    Furnishing Reports. Borrower shall, upon request, provide Lender and Mortgage Correspondent promptly after receipt with copies of all inspections, reports, test results and other information received by Borrower from time to time from its employees, agents, representatives, architects and engineers, which in any way relate to the Property, or any part thereof.
3.16.    Operation of Property and Zoning. As long as any portion of the Loan remains outstanding, the Property shall be operated in a first class manner as office/industrial/warehouse properties. Borrower shall fully and faithfully perform in all material respects all of its covenants, agreements and obligations under each of the leases of space in the Property. Borrower shall not initiate or acquiesce in a zoning variation or reclassification without Lender’s consent.
3.17.    Management Agents’ and Brokers’ Contracts. Borrower shall not enter into, modify, amend, waive any material provision of, terminate or cancel any management agreement for the Property without the prior written approval of Lender. If, in the ordinary course of business, Borrower shall enter into, modify, amend, waive any provision of, terminate or cancel any contracts or agreements (other than property management agreements) with leasing agents or brokers, Borrower shall notify Lender within ten (10) days after such action.
3.18.    Furnishing Notices. Borrower shall deliver to Lender and Mortgage Correspondent copies of all material notices received or given by Borrower (or its agents or representatives) in connection with the Property.
3.19.    Indemnification. BORROWER SHALL INDEMNIFY, DEFEND AND HOLD LENDER, MORTGAGE CORRESPONDENT AND THEIR RESPECTIVE DIRECTORS, OFFICERS, MEMBERS, SHAREHOLDERS, EMPLOYEES, AGENTS CONTRACTORS, LICENSEES, INVITEES, SUCCESSORS AND ASSIGNS (COLLECTIVELY, "INDEMNIFIED PARTIES") HARMLESS FROM

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AND AGAINST ALL CLAIMS, INJURY, DAMAGE, LOSS, COSTS AND LIABILITY OF ANY AND EVERY KIND (INCLUDING REASONABLE ATTORNEY FEES PRIOR TO TRIAL, AT TRIAL AND ON APPEAL) INCURRED BY INDEMNIFIED PARTIES BY REASON OF: (I) THE OPERATION OR MAINTENANCE OF THE PROPERTY OR ANY CONSTRUCTION AT THE PROPERTY; (II) THE PAYMENT OF ANY BROKERAGE COMMISSIONS OR FEES OF ANY KIND WITH RESPECT TO THE APPLICATION/COMMITMENT OR THE LOAN, AND FOR ANY REASONABLE ATTORNEY FEES PRIOR TO TRIAL, AT TRIAL AND ON APPEAL AND ANY OTHER EXPENSES INCURRED BY LENDER IN CONNECTION WITH ANY CLAIMS FOR SUCH COMMISSIONS OR FEES; (III) ANY OTHER ACTION OR INACTION BY, OR MATTER WHICH IS THE RESPONSIBILITY OF, BORROWER WITH RESPECT TO THE USE OR OPERATION OF THE PROPERTY; (IV) THE BREACH OF ANY REPRESENTATION OR WARRANTY OR FAILURE TO FULFILL ANY OF BORROWER'S OBLIGATIONS UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT; (V) ANY DEFAULT THAT OCCURS, INCLUDING AN EVENT OF DEFAULT; AND (VI) THE DEATH OR INCAPACITY OF ANY INDEMNITOR OR ANY OTHER INDIVIDUAL(S) HAVING DIRECT OR INDIRECT MANAGEMENT OR CONTROL OVER THE PROPERTY AND/OR BORROWER; (VII) THE COST OF ALL ALTERATIONS, REPAIRS AND REPLACEMENTS TO THE PROPERTY (INCLUDING WITHOUT LIMITATION ARCHITECTURAL, ENGINEERING, LEGAL AND ACCOUNTING COSTS), ALL FINES, FEES AND PENALTIES, AND ALL LEGAL AND OTHER EXPENSES (INCLUDING REASONABLE ATTORNEY FEES PRIOR TO TRIAL, AT TRIAL AND ON APPEAL), INCURRED IN CONNECTION WITH THE PROPERTY’S BEING IN VIOLATION OF BUILDING LAWS; AND (VIII) THE COSTS OF COLLECTION OF THE SUMS DUE UNDER THIS INDEMNITY, WHETHER OR NOT BORROWER IS IN POSSESSION OF THE PROPERTY. If Lender shall become the owner of or acquire an interest in or rights to the Property by a Foreclosure Conveyance, the foregoing indemnification obligation shall survive such Foreclosure Conveyance. Notwithstanding anything in this Agreement to the contrary, the indemnity provided under this Section 3.19 will not apply (i) to any liability, loss, cost, expense or damage (including reasonable attorney fees) to the extent that they result solely from the gross negligence, willful misconduct or bad faith of Lender or (ii) to any loss, cost, expense, or damage (including reasonable attorney fees) arising out of or resulting from any transaction, act, omission, event, or circumstance first arising from and after the date on which Lender acquires title to or possession of the Property via a Foreclosure Conveyance or otherwise (the “Transition Date”) unless (x) such loss, cost, expense, or damage occurs as a result of any action or omission of Borrower or any Affiliated Party or (y) such loss, cost, expense, or damage occurs as a result of activities or conditions on the Property that occurred prior to the Transition Date.
3.20.    Organizational Documents.

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(a)    Without the prior written consent of Lender and except as permitted under Section 6.2, Borrower shall not take or permit any of the following actions (as applicable): (i) if Borrower is a partnership or joint venture, it shall not amend or modify or permit any amendment or modification of its partnership or joint venture agreement, and shall not admit or permit the admission of any new partner or venture except in connection with a Permitted Transfer (defined below); (ii) if Borrower is a corporation, it shall not amend or modify or permit any amendment or modification of its articles of incorporation or by-laws, and shall not admit or permit the admission of any new shareholder except in connection with a Permitted Transfer; (iii) if Borrower is a limited liability company, it shall not amend or permit any amendment or modification of its operating agreement, and shall not admit or permit the admission of any new member except in connection with a Permitted Transfer; and (iv) if Borrower is a trust, it shall not amend or permit any amendment or modification of its trust agreement, and shall not admit or permit the admission of any new trustee or beneficiary except in connection with a Permitted Transfer.
(b)    Borrower will continuously maintain its existence and its rights to do business in the State in which Borrower is organized and (if different from the State in which Borrower is organized), the State where the Property is located together with its franchises and trade names.
(c)    Borrower covenants and agrees that Borrower is and will continue to be a Single Purpose Entity. "Single Purpose Entity" means an entity whose organizational documents set forth single purpose entity covenants satisfactory to Lender, in its sole discretion, including covenants that the entity:
(i)    Has not engaged and will not engage in any business or activity other than the ownership, operation and maintenance of the Property, and activities incidental thereto;
(ii)    Has not acquired and will not acquire or own any material assets other than (i) the Property, and (ii) such incidental personal property as may be necessary for the operation of the Property;
(iii)    Except for Permitted Transfers, has not and will not merge into or consolidate with any person or entity or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure, without in each case Lender's consent;
(iv)    Has not failed and will not fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its organization or formation, or without the prior written consent of Lender, amend, modify, terminate or fail to comply with the provisions of Borrower's operating agreement or similar organizational documents as same may be further

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amended or supplemented, if such amendment, modification, termination or failure to comply would adversely affect the ability of Borrower to perform its obligations hereunder, under the Note or under the other documents evidencing the Loan;
(v)    Has not owned and will not own any subsidiary or make any investment in, any person or entity without the consent of Lender;
(vi)    Has not commingled and will not commingle its assets with the assets of any of its members, affiliates, principals or of any other person or entity;
(vii)    Has not incurred and will not incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than the Loan except with respect to trade payables incurred in the ordinary course of business of owning and operating the Property, provided such debt is paid when due;
(viii)    Has not failed and will not fail to maintain its records, books of account and bank accounts separate and apart from those of the members, principals and affiliates of Borrower, the affiliates of a member of Borrower, or any other person or entity;
(ix)    Has not entered into and will not enter into any contract or agreement with any managing member or affiliate of Borrower or Indemnitor, or any general partner, managing member, principal or affiliate thereof, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than any member of Borrower or Indemnitor, or any general partner, managing member, principal or affiliate thereof;
(x)    Has not sought and will not seek the dissolution or winding up in whole, or in part, of Borrower;
(xi)    Has not maintained and will not maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any member, principal or affiliate of Borrower, or any general partner, managing member, shareholder, principal or affiliate thereof or any other person;
(xii)    Has not held itself and will not hold itself out to be responsible for the debts of another person;
(xiii)    Has not made and will not make any loans or advances to any third party;

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(xiv)    Has not failed and will not fail either to hold itself out to the public as a legal entity separate and distinct from any other person or to conduct its business solely in its own name in order not (i) to mislead others as to the identity with which such other party is transacting business, or (ii) to suggest that Borrower is responsible for the loans of any third party (including any member, principal or affiliate of Borrower, or any general partner, managing member, shareholder, principal or affiliate thereof);
(xv)    Has not failed and will not fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;
(xvi)    Has not filed and will not file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, or make an assignment for the benefit of creditors.
(d)    At all times at which the member of Borrower shall take, or shall be required to take, any action in such capacity and until such time as the Loan has been paid in full, there shall be at least one Independent Director (herein so called). The Independent Director shall be an individual reasonably satisfactory to Lender and who shall not have been at the time of such individual's initial appointment, and may not have been at any time during the preceding five years, and shall not be at any time while serving as a member of Borrower either (i) a shareholder of, or an officer, director, partner or employee of, Borrower or any of its shareholders, partners, members, subsidiaries or affiliates, (ii) a customer of, or supplier to, Borrower or any of its shareholders, partners, members, subsidiaries or affiliates, (iii) a person controlling or under common control with any such shareholder, officer, director, partner, member, employee, supplier or customer, or (iv) a member of the immediate family of any such shareholder, officer, director, partner, member, employee, supplier or customer. As used herein, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies or activities of a person or entity, whether through ownership of voting securities, by contract or otherwise. As used herein, the term "affiliate" shall mean any person or entity other than Borrower which (A) owns legally or beneficially, directly or indirectly, any membership interest in Borrower, or (B) controls or is under common control with Borrower.
(e)    With the consent of the initial member of Borrower, which consent the initial member believes to be in the best interest of the member and Borrower, no Independent Director shall, with regard to any action to be taken under or in connection with this Section 3.20, owe a fiduciary duty or other obligation to the initial member nor to any successor members (except as may specifically be required by statutory law of any applicable jurisdiction), and every member, including each successor member, shall consent to the foregoing by virtue of such member's acquisition of an interest in

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Borrower, no further act or deed of any member being required to evidence such consent. Instead, such Independent Director's fiduciary duty and other obligations with regard to such action under or in connection with this Section 3.20 shall be owed to Borrower (including its creditors). In addition, no Independent Director may be removed until his or her successor has been elected.
(f)    Intentionally Omitted.
(g)    If Borrower is a limited liability company with only one member (a "Single-Member LLC"), then such Single-Member LLC must be duly organized and in good standing under the laws of the state of Texas (or another jurisdiction satisfactory to Lender in its sole discretion), and shall maintain in effect an operating agreement or other operative entity document that provides for the continued existence of Borrower in the event of the death, dissolution, resignation, bankruptcy or other legal incapacity of its single member (so that the Single-Member LLC will continue to exist notwithstanding such event).
3.21.    Publicity. During the term of the Loan, Lender and Mortgage Correspondent may issue or publish releases or announcements stating that the financing for the Property is being provided by Lender to Borrower, and Borrower hereby consents thereto.
3.22.    Lender’s Attorney Fees and Expenses. If at any time prior to repayment of the Loan in full, Lender employs counsel for advice or other representation (whether or not any suit has been or shall be filed and whether or not other legal proceedings have been or shall be instituted and, if such suit is filed or legal proceedings instituted, through all administrative, trial, and appellate levels) with respect to the Loan, the Property or any part thereof, this Agreement or any of the Loan Documents (expressly excluding, however, legal fees incurred by Lender in any general audit of Lender’s loan portfolio, but expressly including without limitation any proposed or actual restructuring of the Loan, or to protect, collect, lease, sell, take possession of, or liquidate any of the Property, or to attempt to enforce any security interest or lien on any of the Property, or to enforce any rights of Lender or any of Borrower’s obligations hereunder or those of any other person, firm or corporation which may be obligated to Lender by virtue of this Agreement or any other agreement, instrument or document heretofore or hereafter delivered to Lender by or for the benefit of Borrower, or to analyze and respond to any request for consent or approval made by Borrower), then, in any such event, all of the reasonable attorney fees and expenses arising from such services, and all expenses, costs and charges relating thereto, shall bear interest from the date expended at the Default Rate and shall be paid by Borrower on demand and if Borrower fails to pay such fees, costs and expenses, payment thereof by Lender shall be deemed to constitute disbursement of further Loan proceeds hereunder (even if the total amount of disbursements would exceed the face amount of the Note) and shall constitute additional indebtedness of Borrower to Lender, payable on demand and secured by the Security Instrument and other Loan Documents.

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3.23.    Loan Expenses. Borrower agrees to pay all expenses of the Loan, including all amounts payable pursuant to Section 3.24 of this Agreement, and also including all recording charges, title insurance charges, costs of surveys, costs for certified copies of instruments, escrow charges, fees, expenses and charges of architectural/engineering consultants of Lender, fees and expenses of Lender’s attorneys, and all costs and expenses incurred by Lender in connection with the determination of whether Borrower has performed the obligations undertaken by Borrower under this Agreement or has satisfied any conditions precedent to the obligations of Lender under this Agreement. All such expenses, charges, costs and fees shall be the Borrower’s obligation regardless of whether the Loan is disbursed in whole or in part unless such failure to disburse is due to Lender’s wrongful failure to disburse hereunder. Any and all advances or payments made by Lender under this Agreement from time to time, or for fees of architectural and engineering consultants and attorney fees and expenses, if any, and all other Loan expenses shall, as and when advanced or incurred by Lender, constitute additional indebtedness evidenced by the Note and secured by the Security Instrument and the other Loan Documents to the same extent and effect as if the terms and provisions of this Agreement were set forth therein, whether or not the aggregate of such indebtedness shall exceed the aggregate face amount of the Note.
3.24.    Loan Fees. Borrower agrees to pay the loan fees and deposits (“Loan Fees”) as are set forth in the Application/Commitment, subject to the terms and conditions set forth therein. Borrower shall pay all Loan Fees at the times set forth in the Application/Commitment and shall pay all expenses incurred by Lender at the Loan Opening Date and on demand at such subsequent times as Lender may determine including administrative fees and expenses in connection with any modification of any of the terms of the Loan, and including any administrative costs or out-of-pocket fees and expenses (including without limitation fees and expenses of any attorneys, accountants or consultants engaged by Lender) as a result of the death or incapacity of any Indemnitor or any other individual(s) having direct or indirect management or control over the Property and/or Borrower. Lender may require the payment of such fees and expenses as a condition to the disbursement of the Loan.
3.25.    No Additional Debt. Borrower shall not, without the prior written consent of Lender, incur any indebtedness (whether personal or nonrecourse, secured or unsecured) in connection with the Property other than customary trade payables paid within sixty (60) days after they are incurred. Borrower represents that the Project constitutes nine (9) separate real estate projects, and does not constitute residential real property with fewer than 4 residential units. Borrower represents that the Project generates substantially all of the gross income of Borrower, and Borrower conducts no substantial business other than the business of owning and operating the Project and activities incidental thereto.
3.26.    Service Agreements and Permits.

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(a)    Borrower hereby assigns, grants, conveys and transfers to Lender, as security for the timely payment and performance by Borrower of all of its obligations under the Loan Documents and all other obligations of Borrower which are secured by the Security Instrument, all of Borrower's rights, titles, interests, privileges, benefits and remedies in, to and under (i) all Service Agreements and any and all present and future amendments and modifications, thereof and (ii) Permits to the fullest extent that the same or any interest therein may be legally assigned by Borrower. By its funding of the Loan and so long as an Event of Default shall not have occurred and be continuing under this Agreement, Lender hereby grants to Borrower a revocable license to enforce the Service Agreements, and to utilize all of the Permits and the trade names, trademarks and logos necessary for the ownership and operation of the Property.
(b)    Borrower shall at all times faithfully abide by, perform and discharge in all material respects each of its obligations under the Service Agreements and the Permits, diligently enforce its rights in, under and to the Service Agreements and the Permits, unless otherwise directed by Lender in writing, and shall, at Borrower's sole cost and expense, appear in and defend Lender in any action or proceeding in any way connected with any of the Service Agreements or Permits, and shall pay all reasonable costs and expenses, including, without limitation, attorneys' fees, which Lender may incur in connection with Lender's appearance, voluntarily or otherwise, in any such action or proceeding.
3.27.    Property Management. The Real Property shall be managed at all times by Borrower, by Indemnitor or by a Qualified Property Manager. Borrower shall cause each property manager to execute an agreement acceptable to Lender conditionally assigning such manager's property management agreement to Lender and subordinating manager's right to receive fees and expenses under such agreement to the lien of the Security Instrument while any sums payable to Lender remain outstanding under the Loan Documents.
4.    REPRESENTATIONS AND WARRANTIES. To induce Lender to execute this Agreement and perform the obligations of Lender hereunder, Borrower hereby represents and warrants to Lender as follows:
4.1.    Title. On the Loan Opening Date and thereafter, Borrower will have good and indefeasible fee simple title to the Real Property, subject only to the Permitted Exceptions.
4.2.    No Litigation. Except for claims fully covered by insurance, where the insurance company is defending such claims and such defense is not being provided under a reservation of rights, and except as disclosed in writing to Lender prior to the date hereof, there is no pending litigation or unsatisfied judgment entered of record against Borrower or the Property. No litigation or proceedings are pending, or to Borrower’s knowledge are threatened, against any Affiliated Party (i) which might affect the validity or priority of the lien of the Security Instrument, (ii) which might affect the ability of Borrower or any Indemnitor to perform their respective obligations pursuant to

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and as contemplated by the terms and provisions of this Agreement and the other Loan Documents, or (iii) which could materially affect the operations or financial condition of the Property, Borrower, or any Affiliated Party.
4.3.    Due Authorization. The execution and delivery of the Loan Documents and all other documents executed or delivered by or on behalf of Borrower and pertaining to the Loan have been duly authorized or approved by Borrower and, when executed and delivered by Borrower or when caused to be executed and delivered on behalf of Borrower, will constitute the legal, valid and binding obligations of the obligor thereon, enforceable in accordance with their respective terms except as limited by bankruptcy, insolvency, or other laws of general application relating to the enforcement of creditor’s rights, and the payment or performance thereof will be subject to no offsets, claims or defenses of any kind or nature whatsoever.
4.4.    Breach of Laws or Agreements. The execution, delivery and performance of this Agreement and the other Loan Documents have not constituted (and will not, upon the giving of notice or lapse of time or both, constitute) a breach or default under any other agreement to which Borrower or any Indemnitor is a party or may be bound or affected, or a violation of any Law which may adversely affect the Property, any part thereof, any interest therein, or the use thereof, or Borrower or any Indemnitor.
4.5.    Leases. Borrower and its agents have not entered into any leases or other arrangements for occupancy of space within the Property other than leases shown on the rent roll, a current copy of which is attached hereto as Exhibit E, and made a part hereof (the “Rent Roll”), or entered into in accordance with the requirements of this Agreement. All leases disclosed on the Rent Roll are in full force and effect and to Borrower’s knowledge, there are no existing defaults thereunder other than as disclosed in writing to Lender. Copies of the leases previously furnished to Lender, and each Estoppel Certificate from each tenant thereunder, are true, correct and complete.
4.6.    Condemnation. (i) No condemnation of any portion of the Property, (ii) no condemnation or relocation of any roadways abutting the Property, and (iii) no denial of access to the Property from any point of access to the Property, has commenced or, to Borrower’s knowledge, is contemplated by any Governmental Authority.
4.7.    Condition of Improvements.
(a)    To Borrower’s knowledge, the foundations and structure of the Improvements are structurally sound and the various mechanical systems have adequate capacities and are in good working condition. The Improvements are in substantial compliance with all applicable Building Laws. Certificates of occupancy (if required) with respect to the Improvements, and any other certificates which may be required to evidence compliance with building codes and permits and approval for full occupancy of the Improvements and all installations therein have been issued by all appropriate authorities. Borrower has no knowledge of required capital expenditures or deferred

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maintenance other than those that would be normally expected for a building of similar age and type. No notice of violation of any Building Law has been received.
(b)    To the Borrower’s actual knowledge, the Improvements in their current condition and their uses do not violate (i) any Building Laws applicable to the Property or (ii) any restrictions of record, or any agreement affecting the Property or any part thereof.
(c)    No written notice of violation of any Building Law has been received, and all Governmental Approvals have been complied with in all material respects.
(d)    The Improvements are higher than the 100-year flood plain or will be continuously covered by adequate flood insurance.
(e)    To Borrower’s knowledge, there has been issued for the Improvements such certificates as may be required to evidence compliance with Building Laws and Permits and approval for full occupancy of the Improvements.
(f)    BORROWER SHALL UNCONDITIONALLY (AND, IF THERE IS MORE THAN ONE BORROWER, JOINTLY AND SEVERALLY) INDEMNIFY, DEFEND AND HOLD LENDER HARMLESS FROM ANY AND ALL LOSS LIABILITY COST AND EXPENSE THREATENED AGAINST OR SUFFERED BY LENDER BY REASON OF ANY MATERIAL BREACH OF ANY OF THE REPRESENTATIONS, WARRANTIES AND AGREEMENTS SET FORTH IN THIS SECTION 4.7. The foregoing indemnity shall include the cost of all alterations, repairs and replacements to the Property (including without limitation architectural, engineering, legal and accounting costs), all fines, fees and penalties, and all legal and other expenses (including attorney fees), incurred in connection with the Property being in violation of the Building Laws and for the cost of collection of the sums due under this indemnity, whether or not Borrower is in possession of the Property. If Lender shall become the owner of or acquire an interest in or rights to the Property pursuant to a Foreclosure Conveyance, the foregoing indemnification obligation shall survive such Foreclosure Conveyance.
(g)    All information previously provided by Borrower to Lender regarding compliance of the Property with applicable Building Laws is accurate and complete to Borrower's actual knowledge.
4.8.    Information Correct. All financial statements furnished to Lender or Mortgage Correspondent by Borrower or any Affiliated Party fairly present the financial condition of such persons or entities and were prepared in accordance with a method of preparation approved by Lender, consistently applied, and all other information previously furnished by Borrower or any Affiliated Party to Lender in connection with the Loan are true, complete and correct in all material respects except as otherwise disclosed to Lender in writing and do not fail to state any material fact necessary to make

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the statements made not misleading. Neither Borrower nor Indemnitor has misstated or failed to disclose to Lender any material fact relating to: (i) the condition, use or operation of the Property, (ii) the status or any material condition of any tenant or lease at the Property known to it, (iii) Borrower, (iv) any Indemnitor, or (v) the litigation disclosure provided by Borrower and Indemnitor, except as disclosed in writing to Lender prior to the date hereof. There have been no material adverse changes in the financial condition of the Indemnitor since the delivery of such financial statements.
4.9.    Material Adverse Change. No material adverse change in the operations or financial condition of Borrower or Indemnitor has occurred since the respective effective dates of their financial statements previously submitted to Lender or Mortgage Correspondent, and no material adverse change in the condition (physical or otherwise) of the Property has occurred since the date of the Application/Commitment.
4.10.    Solvency. Neither Borrower, nor, if Borrower is a partnership, any general partner of Borrower nor any Indemnitor is (a) currently insolvent on a balance sheet basis, or (b) currently unable to pay its debts as they come due; and no bankruptcy or receivership proceedings are contemplated or pending as to any of them.
4.11.    Restrictions. To Borrower’s knowledge, the use of the Property (including contemplated accessory uses) does not violate any restrictions of record, or any agreement affecting the Property or any part thereof.
4.12.    Utilities. The Property has adequate water, gas and electrical supply, storm and public sanitary sewerage facilities, other required public utilities, fire and police protection, and means of appropriate access between the Property and public highways.
4.13.    Brokerage Fees. No brokerage fees or commissions are payable by or to any person in connection with this Agreement or the Loan to be disbursed hereunder other than fees payable to Mortgage Correspondent, which fees shall be paid by Borrower.
4.14.    Encroachments. Except as otherwise disclosed on any survey of the Property delivered by Borrower to Lender prior to closing of the Loan, no building or other improvement in the Property encroaches upon any building line, setback line, side yard line, or any recorded or visible easement (or other easement of which Borrower has knowledge of with respect to the Property).
4.15.    Separate Tax Parcel. Each Project is taxed separately without regard to any other property and for all purposes each Project may be mortgaged, conveyed, and otherwise dealt with as an independent parcel.
4.16.    ERISA. The subject loan transaction will not result in a prohibited transaction as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code. The transactions contemplated by this Agreement by or with Borrower are not in

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violation of Laws regulating investments of and fiduciary obligations with respect to governmental plans, as defined in Section 3(32) of ERISA. The Borrower or partners or members of Borrower may be required to provide appropriate documentation to Lender supporting this representation.
4.17.    Executive Order and Patriot Act.    None of the Borrower, Indemnitor or any entity or person owning an interest in or being an investor or otherwise, in Borrower, Indemnitor or their respective constituents or affiliates are in violation of any laws relating to terrorism or money laundering, including the Executive Order and the Patriot Act. Notwithstanding the foregoing, Borrower makes no representation with respect with respect to such matters as to any shareholder of Whitestone REIT.
4.18.    No Default. No Default or Event of Default has occurred and is continuing.
4.19.    Trade Name; Principal Place of Business. Borrower uses no trade name other than its actual name set forth herein. The principal place of business of Borrower is 2500 South Gessner, Suite 500, Houston, Texas 77063.
4.20.    FIRPTA. Borrower is not a “foreign person” within the meaning of Sections 1445 or 7701 of the Internal Revenue Code.
4.21.    RICO. Borrower has not been charged with nor, to its knowledge, is it under investigation for, possible violations of the Racketeer Influenced and Corrupt Organizations Act, the Continuing Criminal Enterprise Act, the Controlled Substance Act of 1978, or similar laws providing for the possible forfeiture of any of its respective assets or properties.
4.22.    No Casualty. No part of the Property has been damaged by fire or other casualty except as disclosed in writing to Lender.
4.23.    Truth of Recitals. All statements set forth in the Recitals are true and correct.
4.24.    Personal Property and Inventory. Attached hereto as Exhibit F is a true and correct list of the inventory of tangible personal property and equipment owned and used in the operation of the Property.
4.25.    Property Documents. The Property is not subject to any reciprocal easements, covenants, conditions or restrictions or development agreements, except as reflected in the policy of title insurance accepted by Lender with respect to the Loan.
4.26.    Service Agreements and Permits. Except for previous assignments in favor of Lender, no previous assignment, sale, pledge, transfer, mortgage or other encumbrance of any interest in the Service Agreements, the Permits, or any of them, has been made, and Borrower agrees not to assign, sell, pledge, transfer, mortgage or

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otherwise encumber its interest in the Service Agreements, the Permits, or any of them, so long as any portion of the Loan remains unpaid. Borrower further represents and warrants that (i) Borrower has not performed any act which might prevent Borrower from performing its undertakings hereunder or which might prevent Lender from operating under or enforcing any of the terms and conditions hereof or which would limit Lender in such operation or enforcement, (ii) Borrower is not in material default under the Service Agreements, the Permits, or any of them, and no other party to the respective Service Agreements is in default thereunder except as disclosed in writing to Lender, (iii) no amendments to any of the material Service Agreements, and no change in the Permits, will be made or consented to by Borrower without the prior written consent of Lender, and (iv) upon execution of each Service Agreement and the issuance of each Permit, Borrower will deliver, if requested by Lender, a copy of the same (or the original at Lender's request) to Lender and will require such of the parties thereto as Lender may designate (in its reasonable discretion) to execute and deliver to Lender a consent to this Agreement, such consent to be in form and content satisfactory to Lender (except in the ordinary course of business if operated in a first-class manner for office/industrial/warehouse projects).
5.    CASUALTY AND CONDEMNATION.
5.1.    Lender’s Right to Settle Claims; Election to Apply Insurance and Condemnation Proceeds to Indebtedness. Except as otherwise provided in this Section 5.1, in the event of any loss or damage to any portion of the Property due to fire or other casualty, or any taking of any portion of the Property by condemnation or under power of eminent domain, Lender may, in its sole and absolute discretion, either apply the proceeds to the Loan balance or disburse them for the purposes of repair and restoration. Notwithstanding the immediately preceding sentence, Borrower shall have the right to use insurance or condemnation proceeds to rebuild following a casualty or a condemnation of the Improvements, or to remedy the effect on the Property of any condemnation, provided that (i) Lender shall have the right to settle any claim or award that Borrower has not settled on or before one hundred twenty (120) days after the date of such loss or prior to the date of such taking and (ii) each of the following is satisfied in the determination of Lender: (a) no Default exists, (b) no payment Event of Default has occurred during the preceding twelve months, (c) the proceeds received by Lender, together with any additional funds deposited with Lender by Borrower, are sufficient, in Lender's sole and absolute discretion, either to restore the Property to its condition before the casualty or to remedy the condemnation, (d) local building and zoning laws allow the Property to be rebuilt to that which existed prior to the casualty or condemnation, (e) a loss of no more than 5% of the commercial tenant rental income results through commercial tenants exercising rights to terminate their leases as a result of casualty or condemnation, and (f) the Loan-to-Value ratio of the Property on completion will be 60% or less, as determined by an Appraisal (provided, however, in the event the casualty or condemnation proceeds received are less than 3% of the original Loan amount, Borrower will not have to satisfy this subpart (f) to rebuild).. The Appraisal required pursuant to

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the foregoing provision shall be at Borrower's expense and Borrower is required to provide proof of payment thereof to Lender and Lender’s Mortgage Correspondent.
Provided that no Event of Default exists, Borrower may settle all claims up to the lesser of (1) $300,000 or (2) 1% of the original Loan Amount directly with the insurance company without the prior consent of Lender provided that (i) Borrower use the proceeds of any claim to rebuild or restore the Property to its condition prior to the casualty, (ii) Borrower provides Lender with written notice of the casualty, and (iii) local building and zoning laws allow the Property to be rebuilt to the condition prior to the casualty. Failure to rebuild and restore will constitute an Event of Default under the Loan Documents. Failure to use the insurance proceeds received directly from the insurance company to rebuild and restore is a Recourse Event as defined in Section 9.18 of this Agreement.
In all other cases, Lender shall have the right (but not the obligation) to collect, retain and apply to the indebtedness of Borrower under this Agreement and the other Loan Documents all insurance and condemnation proceeds (after deduction of all expense of collection and settlement, including attorney and adjusters' fees and expenses), and if such proceeds are insufficient to pay such amount in full, to declare the balance remaining unpaid on the Note and Security Instrument to be due and payable forthwith and to avail itself of any of the remedies afforded thereby as in the case of any Event of Default. Any proceeds remaining after application to the indebtedness of Borrower under this Agreement and the other Loan Documents shall be paid by Lender to Borrower or the party then entitled thereto.
5.2.    Borrower’s Obligation to Rebuild and Use of Proceeds Therefor. If Lender does not elect to or is not entitled to apply fire or casualty insurance proceeds to the indebtedness, any and all insurance proceeds received by Borrower, including casualty or Business Income Coverage (as defined in Exhibit D attached hereto and made a part hereof) shall be delivered to Lender by Borrower in keeping with the terms of this Agreement and the other Loan Documents. Thereafter, all insurance proceeds received will be deposited into a third party escrow account controlled by Lender or its Mortgage Correspondent. Lender may also require that Borrower deposit any deficit between the business interruption or loss of rents proceeds received and the debt service due under the Loan Documents during the period of rebuilding or restoration of the Improvements. As provided under Section 5.1 of this Agreement, Lender shall have the right (but not the obligation) to settle, collect and retain such proceeds, and after deduction of all expenses of collection and settlement, including attorney and adjusters’ fees and expenses, to release the same to Borrower periodically provided that Borrower shall:
(a)    Expeditiously repair and restore all damage to the portion of the Property in question resulting from such fire or other casualty, including completion of the construction if such fire or other casualty shall have occurred prior to completion, so that the Property will be completed in accordance with the plans and specifications therefor; and

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(b)    If the proceeds of fire or casualty insurance (and the undisbursed available Loan proceeds for construction) are, in Lender’s sole judgment, insufficient to complete the repair and restoration of the buildings, structures and other improvements constituting the Property, then Borrower shall promptly deposit with Lender the amount of such deficiency.
Any request by Borrower for a disbursement by Lender of fire or casualty insurance proceeds and funds deposited by Borrower pursuant to this Section 5.2 and the disbursement thereof shall be conditioned upon Borrower’s satisfaction of the same conditions precedent as would be applicable in connection with construction loans made by institutional lenders for projects similar to the Property, including approval of plans and specifications, submittal of evidence of completion, updated title insurance, lien waivers, and other customary safeguards.
6.    ASSIGNMENTS.
6.1.    Lender’s Right to Assign. Lender shall have the right to assign, transfer, sell, negotiate, pledge or otherwise hypothecate this Agreement and any of its rights and security hereunder, including the Note, Security Instrument, and any other Loan Documents. Lender shall have the right to hire outside firms it deems necessary to assist with the servicing, administration and monitoring of the Loan. Borrower hereby agrees that all of the rights and remedies of Lender in connection with the interest so assigned shall be enforceable against Borrower by such assignee with the same force and effect and to the same extent as the same would have been enforceable by Lender but for such assignment. Borrower agrees that Lender shall have the right to sell participations in the Loan or to include the Note in a securitized pool of indebtedness without the consent of Borrower.
6.2.    Prohibition of Assignments by Borrower.
(a)    Except for Permitted Transfers, Borrower will not cause or permit (i) the Property or any interest in the Property to be conveyed, transferred, assigned, encumbered, sold or otherwise disposed of; or (ii) any transfer, assignment or conveyance of any direct or indirect interest in Borrower or in the members, or partners or stockholders, or beneficiaries of, Borrower; or (iii) any merger, reorganization, dissolution or other change in the ownership structure of Borrower or any of the members, partners, stockholders or beneficiaries of Borrower (each a “Transfer”) without in each case the prior written consent of Lender, in Lender’s sole discretion, until the provisions of this Loan have been fully complied with and the Loan and all other sums evidenced by the Note and/or secured by the Security Instrument and other Loan Documents, have been repaid in full.
(b)    If Lender approves a Transfer, other than a Permitted Transfer, of all or any part of the Property, or a change in ownership, control or management of Borrower, Lender reserves the right to (i) charge Borrower an assumption fee of up to one percent (1%) of the then outstanding principal balance of the Note, or (ii) require that the

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all of the obligations of Indemnitor be assumed by additional or substitute Indemnitor(s) satisfactory to Lender, in Lender’s sole discretion. Prior to Lender’s consideration for approval of any Transfer of all or any part of the Property, or a change in the ownership, control or management of Borrower, other than a Permitted Transfer, Lender must receive for its review copies of all Transfer and other documents, including without limitation any documents reasonably required to ascertain the creditworthiness and experience of any proposed transferee. Any transferee (and any additional or substitute Indemnitor(s)) must agree to assume in writing all obligations of Borrower, Indemnitor, under the Loan Documents, and Borrower must pay all costs and expenses in connection with such transfer and assumption, including without limitation all fees and expenses incurred by Lender. As further conditions to any such Transfer, Borrower shall not be in default under any of the Loan Documents at the time of the proposed Transfer and Lender may further require a date down endorsement to the Lender’s policy of the title insurance and an opinion of Borrower’s counsel, each in form and substance satisfactory to Lender.
(c)    Notwithstanding the foregoing, the following Transfers are permitted (herein referred to as “Permitted Transfers”) without Lender’s prior written consent and without a fee other than third party costs, if any:
(i)    The issuance or transfer of common stock or other equity interests in Whitestone REIT or other beneficial interest or other forms of securities, including all varieties of convertible debt, equity or other securities;
(ii)    The issuance or transfer of limited partnership interests in Whitestone REIT Operating Partnership, L.P. so long as such transfers do not exceed 49% of the ownership interest as of the date hereof, and does not result in a change in control. In the event any one entity assumes more than 25% ownership interest, Borrower must deliver notice thereof to Lender and a search confirming that the new partner is not on the list of Specially Designated Nationals or other blocked persons published by the U.S. Office of Foreign Assets Control;
(iii)    A merger in which Whitestone REIT or Whitestone Operating Partnership, L.P. is the survivor so long as such merger does not result in a change of control. The term “change of control” shall be deemed to have occurred if, after any such transfer, Whitestone REIT or Whitestone Operating Partnership, L.P. does not control at least 51% of the ownership interest in Borrower or does not continue to manage the day to day operations of the Borrower or the Property.
Except with respect to Transfers described in Section 6.2(c)(i) or Transfers described in Section (ii) by parties other than Whitestone REIT, promptly after such transfer, Borrower shall provide Lender with (i) a description of the transfer, including, if the transfer is of an interest in Borrower, a description of the nature and amounts of the ownership interests transferred; (ii) documentation related to the transferee as required by

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Lender in its reasonable discretion, including without limitation, organizational documents, certificates of existence and opinions of counsel; (iii) copies of the transfer documents pursuant to which the transfer was effectuated; and (iv) any additional information reasonably requested by Lender regarding the transfer.
7.    EVENTS OF DEFAULT.
7.1.    Event of Default. The occurrence of any one or more of the following shall constitute an “Event of Default,” as such term is used herein:
(a)    If Borrower fails to pay principal or interest under the Note when due;
(b)    If Borrower defaults in the performance of any of its other covenants, agreements and obligations under this Agreement involving the payment of money;
(c)    If Borrower defaults in the performance of any of its covenants, agreements and obligations under this Agreement not expressly described in other subparts of this Section 7.1 and fails to cure such default within thirty (30) days after written notice thereof from Lender provided, however, that if such default is reasonably susceptible of cure, but cannot be cured within such thirty (30) day period, then so long as Borrower promptly commences cure and thereafter diligently pursues such cure to completion, the cure period shall be extended for an additional sixty (60) days, within which Borrower may complete such cure;
(d)    If at any time or times hereafter any representation or warranty (including the representations and warranties of Borrower set forth in any Loan Document), statement, report or certificate furnished to Lender in connection with the Loan is not true and correct in any material respect;
(e)    If any petition is filed by or against Borrower or any Affiliated Party under the Bankruptcy Code or any similar state or federal Law, whether now or hereafter existing (and, in the case of involuntary proceedings, failure to cause the same to be vacated, stayed or set aside within thirty (30) days after filing);
(f)    If any assignment, pledge, encumbrance, transfer, hypothecation, failure of notice or other disposition is made in violation of Section 6.2 of this Agreement or other provisions of this Agreement;
(g)    If Borrower, any general partner of Borrower or Indemnitor shall fail to pay any debt owed by it or is in default under any agreement with Lender or any other party (other than a failure or default for which the maximum liability of Borrower or such general partner or Indemnitor does not exceed 25% of their respective assets) and such failure or default continues after any applicable grace period specified in the instrument or agreement relating thereto;

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(h)    If any other default occurs under any of the Loan Documents and continues beyond the applicable grace period, if any, contained therein; or
(i)    If Borrower defaults in the performance of any of its covenants, agreements and obligations set forth in Section 3.20 of this Agreement.
8.    REMEDIES.
8.1.    Remedies Conferred Upon Lender. Upon the occurrence of any Event of Default, including without limitation the filing, by Borrower, of a voluntary petition under Chapter 11 of the United States Bankruptcy Code, Lender shall have the right (but not the obligation) to pursue any one or more of the following remedies concurrently or successively, it being the intent hereof that all such remedies shall be cumulative and that no such remedy shall be to the exclusion of any other:
(a)    Declare the Note to be immediately due and payable;
(b)    Use and apply any monies deposited by Borrower with Lender, including amounts in the Escrow Account, regardless of the purpose for which the same was deposited, to cure any such default or to apply on account of any indebtedness under this Agreement which is due and owing to Lender;
(c)    Exercise or pursue any other right or remedy permitted under this Agreement or any of the Loan Documents or conferred upon or available to Lender at law or in equity or otherwise; and
(d)    To correct any such Event of Default in such manner and to such extent as Lender may deem necessary to protect the security hereof, including, without limitation, the right (but not the obligation) to appear in and defend any action or proceeding purporting to affect the security hereof or the rights or powers of Lender, and also the right (but not the obligation) to perform and discharge each and every obligation, covenant, condition and agreement of Borrower under the Service Agreements and the Permits. Lender shall not be obligated to perform or discharge, nor does it hereby undertake to perform or discharge, any obligation, duty or liability under any of the Service Agreements nor any of the Permits, or by reason of this Agreement, unless or until Lender exercises its rights hereunder. Lender may, at its option, upon written notice to the appropriate Consenting Party in the case of a Service Agreement, exercise any or all of the rights and remedies granted to Borrower under any Service Agreement or Permit, including any right or remedy with respect to the Consenting Party in question in the case of a Service Agreement, as if Lender had been an original party to such Service Agreement or the permittee under the Permit. After an Event of Default, upon giving such notice to any Consenting Party with respect to a Service Agreement, Lender may elect to assume all obligations of Borrower under any Service Agreement between Borrower and the Consenting Party or with respect to any Permit; but in any case Lender shall not be responsible for any default of Borrower under the Service Agreement occurring prior to the time Lender gives such notice to the Consenting Party or assumes

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the obligations under any Permit. Each Consenting Party is hereby authorized by Borrower to perform its obligations under the Service Agreements to which it is a party for the benefit of Lender without any obligation to determine whether or not an Event of Default has in fact occurred.
8.2.    Non-Waiver of Remedies. No waiver of any breach or default hereunder shall constitute or be construed as a waiver by Lender of any subsequent breach or default or of any breach or default of any other provision of this Agreement.
8.3.    Cash Collateral Account. Upon the occurrence of an Event of Default, Lender may require Borrower to deposit all revenues from the operation of the Property into an account held by and pledged to Lender ("Cash Collateral Account") so long as Lender has provided Borrower written notice of such Event of Default and Borrower has failed to promptly cure as provided for in the Loan Documents. Lender shall not pay interest on any amounts held on deposit in the Cash Collateral Account, unless required to do so under applicable Laws. Borrower shall execute such documents as Lender, in its sole discretion, deems necessary to perfect its interest in the Cash Collateral Account.
9.    GENERAL PROVISIONS.
9.1.    Captions. The captions and headings of various Articles and Sections of this Agreement and Exhibits pertaining hereto are for convenience only and are not to be considered as defining or limiting in any way, the scope or intent of the provisions hereof.
9.2.    Merger. This Agreement, the Application/Commitment and the Loan Documents and instruments delivered in connection herewith, as may be amended from time to time in writing, constitute the entire agreement of the parties with respect to the Property and the Loan, and all prior discussions, negotiations and document drafts are merged herein and therein. If there are any inconsistencies between the Application/Commitment and this Agreement or the Loan Documents, the terms contained in this Agreement and the other Loan Documents shall prevail. Neither Lender nor any employee of Lender has made or is authorized to make any representation or agreement upon which Borrower may rely unless such matter is made for the benefit of Borrower and is in writing signed by an authorized officer of Lender. Borrower agrees that it has not and will not rely on any custom or practice of Lender, or on any course of dealing with Lender, in connection with the Loan unless such matters are set forth in this Agreement or the Loan Documents or in an instrument made for the benefit of Borrower and in a writing signed by an authorized officer of Lender.
9.3.    Notices. Any notice, demand, request or other communication which any party hereto may be required or may desire to give hereunder shall be in writing, in capitalized, bold letters using a font size of at least 12 pts., addressed as follows and shall be deemed to have been properly given if hand delivered, if sent by reputable overnight courier (effective the business day following delivery to such courier) or if mailed (effective two business days after mailing) by United States registered or certified mail,

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postage prepaid, return receipt requested to such addresses (for the applicable person or party) as set forth below:
Notice Addresses:
If to Borrower:

Whitestone Industrial-Office LLC
2500 South Gessner, Suite 500
Houston, Texas 77063
Attn: Dave Holeman and Sean Liu
with a copy to:

Bass, Berry Sims PLC
The Tower at Peabody Place
100 Peabody Place, Suite 900
Memphis, Tennessee 38103
Attn: T. Gaillard Uhlhorn V
If to Indemnitor:

Whitestone REIT Operating Partnership, L.P.
2500 South Gessner, Suite 500
Houston, Texas 77063
Attn: Dave Holeman and Sean Liu
If to Lender:

Jackson National Life Insurance Company
c/o PPM Finance, Inc.
225 West Wacker Drive
Suite 1200
Chicago, Illinois 60606
Attn: Vice President, Loan Servicing
AND SEPARATELY TO:

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Jackson National Life Insurance Company
c/o PPM Finance, Inc.
225 West Wacker Drive
Suite 1200
Chicago, Illinois 60606
Attn: Vice President, Settlements & Administration
or at such other address as the party to be served with notice may have furnished in writing to the party seeking or desiring to serve notice as a place for the service of notice. Notices given in any other fashion shall be deemed effective only upon receipt. The communication shall clearly state, in the same format as above, the number of days, business or otherwise, in which Lender has to review the communication before consent is deemed given, when applicable.
9.4.    Modification; Waiver. No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, amendment, discharge or change is sought. Lender reserves the right to charge an administrative fee for any such modification, waiver, amendment, discharge, or change of this Agreement.
9.5.    Governing Law. THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED, APPLIED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE IN WHICH THE PROPERTY IS LOCATED AND THE APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.
9.6.    Acquiescence Not to Constitute Waiver of Lender’s Requirements. Lender may at any time by a specific writing waive compliance by Borrower with any covenant in any Loan Document, consent to Borrower's doing any act which in any Loan Document Borrower is prohibited from doing, or to Borrower's failing to do any act which in any Loan Document Borrower is required to do, release any part of the Property or any interest therein from the lien and security interest of the Security Instrument, or release any person liable for any part of the Loan without impairing or releasing the liability of any other person. Lender may waive any Default without waiving any other prior or subsequent Default. Lender may remedy any Default without waiving the Default remedied. Neither failure by Lender to exercise, nor delay by Lender in exercising, nor discontinuance of the exercise of any right, power or remedy upon any Default shall be construed as a waiver of such Default or as a waiver of the right to exercise any such right, power or remedy (including the right to accelerate the maturity of the Loan or any part thereof) at a later date. No single or partial exercise by Lender of any right, power or remedy under any Loan Document shall exhaust the same or shall preclude any other or further exercise thereof, and every such right, power or remedy under any Loan Document may be exercised at any time and from time to time. No modification or waiver of any provision of any Loan Document nor consent to any departure by Borrower therefrom shall in any event be effective unless in writing signed

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by Lender and then such waiver or consent shall be effective only in the specific instance, for the purpose for which given and to the extent therein specified. No notice to nor demand on Borrower or Indemnitor in any case shall of itself entitle Borrower or to any other or further notice or demand in similar or other circumstances.
9.7.    Disclaimer by Lender.
(a)    This Agreement is made for the sole benefit of Borrower and Lender (and Lender’s successors and assigns and participants, if any), and no other person or persons shall have any benefits, rights or remedies under or by reason of this Agreement, or by reason of any actions taken by Lender pursuant to this Agreement. Lender shall not be liable for any debts or claims accruing in favor of any third parties against Borrower or others or against the Property. Borrower is not and shall not be an agent of Lender for any purposes. Except as expressly set forth in the Loan Documents, Lender is not and shall not be an agent of Borrower for any purposes. Lender, by making the Loan or taking any action pursuant to any of the Loan Documents, shall not be deemed a partner or a joint venturer with Borrower or fiduciary of Borrower.
(b)    Any review, investigation or inspection conducted by Lender, any architectural or engineering consultants retained by Lender or any agent or representative of Lender in order to verify independently Borrower’s satisfaction of any conditions precedent to the disbursement of the Loan, Borrower’s performance of any of the covenants, agreements and obligations of Borrower under this Agreement, or the truth of any representations and warranties made by Borrower hereunder (regardless of whether or not the party conducting such review, investigation or inspection should have discovered that any of such conditions precedent were not satisfied or that any such covenants, agreements or obligations were not performed or that any such representations or warranties were not true), shall not affect (or constitute a waiver by Lender of) (i) any of Borrower’s representations and warranties under this Agreement or Lender’s reliance thereon, or (ii) Lender’s reliance upon any certifications required under this Agreement or any other facts, information or reports furnished Lender by Borrower hereunder.
(c)    By accepting or approving anything required to be observed, performed, fulfilled or given to Lender pursuant to the Loan Documents, including any certificate, statement of profit and loss or other financial statement, survey, appraisal, lease or insurance policy, Lender shall not be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by Lender.
9.8.    Right of Lender to Make Advances to Cure Borrower’s Defaults. If Borrower shall fail to perform in a timely fashion any of Borrower’s covenants, agreements or obligations contained in this Agreement or the Loan Documents, Lender may (but shall not be required to) perform any of such covenants, agreements and obligations. Any funds advanced by Lender in the exercise of its judgment that the same are needed to protect its security for the Loan are deemed to be obligatory advances

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hereunder and any amounts expended (whether by disbursement of undisbursed Loan proceeds or otherwise) by Lender in so doing, shall constitute additional indebtedness evidenced and secured by the Note, the Security Instrument and the other Loan Documents, shall bear interest from the date expended at the Default Rate and be payable together with such interest upon demand.
9.9.    Definitions Include Amendments. Definitions contained in this Agreement which identify documents, including the Loan Documents, shall be deemed to include all amendments and supplements to such documents from the date hereof, and all future amendments and supplements thereto entered into from time to time to satisfy the requirements of this Agreement or otherwise with the consent of the Lender. Reference to this Agreement contained in any of the foregoing documents shall be deemed to include all amendments and supplements to this Agreement.
9.10.    Time Is of the Essence. Time is hereby declared to be of the essence of this Agreement and of every part hereof.
9.11.    Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
9.12.    Waiver of Consequential Damages. In no event shall Lender be liable to Borrower for consequential damages, whatever the nature of a breach by Lender of its obligations under this Agreement, or any of the Loan Documents, and Borrower for itself and all Affiliated Parties hereby waives all claims for consequential damages.
9.13.    Intentionally Omitted Claims Against Lender. Lender shall not be in default under this Agreement, or under any other Loan Documents, unless a written notice specifically setting forth the claim of Borrower shall have been given to Lender within thirty (30) days after Borrower first had knowledge of, or reasonably should have had knowledge of, the occurrence of the event which Borrower alleges gave rise to such claim and Lender does not remedy or cure the default, if any there be, promptly thereafter. If it is determined in any proceedings that Lender has improperly failed to grant its consent or approval, where such consent or approval is required by this Agreement or any other Loan Documents, Borrower’s sole remedy shall be to obtain declaratory relief determining such withholding to have been improper, and for itself and all Affiliated Parties, Borrower hereby waives all claims for damages or set-off against Lender resulting from any withholding of consent or approval by Lender.
9.14.    Jurisdiction and Venue. With respect to any suit, action or proceedings relating to this Agreement, the Property, or any of the other Loan Documents (“Proceedings”) each party irrevocably (i) submits to the non-exclusive jurisdiction of the state and federal courts located in the State where the Property is located, and (ii) waives any objection which it may have at any time to the laying of venue of any proceedings brought in any such court, waives any claim that such Proceedings have been brought in

39

an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have jurisdiction over such party. Nothing in this Agreement shall preclude either party from bringing Proceedings in any other jurisdiction nor will the bringing of Proceedings in any one or more jurisdictions preclude the bringing of Proceedings in any other jurisdiction.
9.15.    Severability. The parties hereto intend and believe that each provision in this Agreement comports with all applicable local, state and federal Laws. However, if any provision or provisions, or if any portion of any provision or provisions, in this Agreement is found by a court of law to be in violation of any applicable Laws, and if such court declares such portion, provision, or provisions of this Agreement to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of all parties hereto that such portion, provision, or provisions shall be given force to the fullest possible extent that they are legal, valid and enforceable, and that the remainder of this Agreement shall be construed as if such illegal, invalid, unlawful, void, or unenforceable portion, provision, or provisions were not contained herein, and that the rights, obligations, and interests of Borrower and Lender under the remainder of this Agreement shall continue in full force and effect.
9.16.    Incorporation of Recitals. The Recitals set forth herein and the Exhibits attached hereto are incorporated herein and expressly made a part hereof.
9.17.    WAIVER OF JURY TRIAL. BORROWER AND LENDER EACH HEREBY WAIVE (TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM WHETHER IN CONTRACT, TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THE LOAN, THE APPLICATION FOR THE LOAN, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR ANY ACTS OR OMISSIONS OF NOTEHOLDER, ITS OFFICERS, EMPLOYEES, DIRECTORS OR AGENTS IN CONNECTION THEREWITH; AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
9.18.    Limitation of Liability. Subject to the provisions of this Section 9.18, the Lender agrees that it shall not seek to enforce any monetary judgment with respect to the indebtedness evidenced by the Note against Borrower except through recourse to the Property. Notwithstanding the foregoing, Borrower, shall be liable for and SHALL INDEMNIFY AND DEFEND THE LENDER AGAINST, AND HOLD THE LENDER HARMLESS FROM AND REIMBURSE THE LENDER FOR, ANY AND ALL LOSSES, CLAIMS, DEMANDS, JUDGMENTS, PENALTIES, LIABILITIES, COSTS, DAMAGES AND EXPENSES, DIRECTLY OR INDIRECTLY INCURRED BY THE LENDER, INCLUDING COURT COSTS AND ATTORNEY FEES (PRIOR TO TRIAL, AT TRIAL AND ON APPEAL), DIRECTLY OR INDIRECTLY CAUSED BY, RESULTING FROM OR ARISING OUT OF ANY OF THE FOLLOWING ACTS OR OMISSIONS (COLLECTIVELY, THE "RECOURSE EVENTS") committed, permitted

40

or omitted by any of the Indemnitor, Borrower or any of their respective agents, employees and/or contractors: (i) waste to or of the Property; (ii) fraud or material misrepresentation by Borrower or Indemnitor; (iii) failure to pay (unless separately escrowed for under Section 3.1 above) insurance premiums, taxes, assessments, ground rent or any other lienable impositions; (iv) (a) failure to deliver all proceeds (including Business Income Coverage as defined in Exhibit D, attached hereto and made a part hereof) received in connection with a casualty, pursuant to the terms of the Loan Documents, or other peril to Lender, (b) failure to furnish sums toward restoration of the Property, to the extent required in the Loan Documents, in an amount equal to the deductible referenced in Exhibit D attached hereto, (c) failure to apply insurance proceeds that are not deposited with Lender, if Lender determines such sums are not necessary to be deposited, to the restoration of the Property, or (d) misapplication of the insurance proceeds by Borrower, it agents, employees and/or contractors; (v) misapplication of tenant escrows, prepaid rents, security deposits, booking deposits, insurance proceeds or condemnation proceeds by Borrower, it agents, employees and/or contractors; (vi) failure while an Event of Default exists, to pay to Lender all rents, deposits, income and profits of and from the Property, net of reasonable and customary operating expenses (excluding from such expenses, however, any fees, commissions or other payments to any affiliate of Borrower); (vii) breach of, or failure to perform the environmental warranties, representations, covenants or indemnifications described in the Environmental Indemnity Agreement; (viii) destruction or removal from the Property by Borrower, it agents, employees and/or contractors of fixtures or personal property securing the Loan, unless replaced by items of equal value; (ix) terminating, settling, amending or entering into a lease of the Property in violation of the Loan Documents or in violation of any restrictive covenant or any restrictive use provision in any other lease at the Property; (x) failure of the Property to comply with any Building Laws after any Governmental Authority has notified Borrower, its agents, employees and/or contractors of such non compliance; (xi) breaches of representations or covenants contained in the Loan Documents relating to compliance with the Executive Order or the Patriot Act and/or any similar laws which may be enacted in the future; (xii) failure to pay to Lender any rent, income, lease termination fees, income or profits of and from the Property which have been prepaid more than thirty (30) days in advance; (xiii) willful or grossly negligent violation of applicable Laws; and (xiv) Borrower’s failure to notify Lender of, or pay any costs and expenses incurred by Lender in connection with the death or incapacity of any individual Indemnitor or the dissolution of any Indemnitor which is a corporation, general or limited partnership, limited liability company or other entity.
Borrower agrees that upon the occurrence of either of the following events, Borrower will immediately become liable for the payment of all amounts payable under the Note and the remaining Loan Documents in full, together with costs of collection, including without limitation reasonable attorney fees: (A) if any interest in the Property or Borrower is transferred or encumbered in contravention of the Loan Documents, or (B) if Borrower, Indemnitor files a voluntary petition under Chapter 11 of the United States Bankruptcy Code prior to the two (2)-year anniversary of the transfer of title to the Property to Lender by Foreclosure Conveyance.

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9.19.    Payment of Interest. With respect to any disbursement of the Loan by Lender (whether at the Loan Opening Date or at a subsequent date), the obligation of Borrower to pay interest to Lender under the Note shall begin at the time that Lender initiates its wire transfer of Loan proceeds whether or not the Lender’s wire transfer is made in one or multiple parts.
9.20.    Authorization to Slipsheet. Borrower's legal counsel is authorized and directed to authorize Lender or its legal counsel to do any or all of the following: (i) to insert the effective date of the Loan Documents into each such document, (ii) to attach exhibits to the Loan Documents or other documents furnished to Lender or Lender's legal counsel in connection with the Loan, (iii) to substitute pages to the Loan Documents (as approved by Borrower's legal counsel), and (iv) insert executed signature pages into the final Loan Documents. In no event shall Borrower's consent be required with respect to any matter set forth in this Section 9.20.
9.21.    SPECIAL PROVISIONS. In the event of any inconsistencies between the terms and conditions of Exhibit G and the other provisions of this Agreement, the terms and conditions of Exhibit G shall control and be binding.
9.22.    Section 26.02 Notice.
IN ACCORDANCE WITH SECTION 26.02 OF THE TEXAS BUSINESS AND COMMERCE CODE, THIS AGREEMENT AND THE OTHER DOCUMENTS EVIDENCING, SECURING OR PERTAINING TO ALL OR ANY PORTION OF THE LOAN, REPRESENT THE FINAL AGREEMENT BETWEEN BORROWER AND LENDER AS TO THE SUBJECT MATTER THEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF SUCH PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN SUCH PARTIES.
SIGNATURE PAGES FOLLOW

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IN WITNESS WHEREOF, Borrower and Lender have executed this Agreement as of the day and year first set forth above.
NOTICE OF INDEMNIFICATION: BORROWER HEREBY ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT CONTAINS CERTAIN INDEMNIFICATION PROVISIONS PURSUANT TO SECTIONS 3.19, 4.7(f) AND 9.18 HEREOF.

BORROWER:

WHITESTONE INDUSTRIAL-OFFICE LLC,
a Texas limited liability company

By: WHITESTONE REIT OPERATING
PARTNERSHIP, L.P., a Delaware limited partnership, its Sole Member

By: WHITESTONE REIT, a Maryland real
estate investment trust, its General Partner

By: /s/ John J. Dee
John J. Dee, Corporate Secretary
and Chief Operating Officer

IN WITNESS WHEREOF, Borrower and Lender have executed this Agreement as of the day and year first set forth above.

LENDER:

JACKSON NATIONAL LIFE INSURANCE COMPANY, a Michigan Corporation

By: PPM FINANCE, INC., its authorized agent

By: /s/ David Henderson
Name: David Henderson
Title: Senior Managing Director

Exhibits:

Exhibit A        Legal Description
Exhibit B        Leasing Guidelines
Exhibit C        Form of Borrower Annual Certification to Lender
Exhibit D        Insurance Requirements
Exhibit E        Rent Roll
Exhibit F        Inventory of Personal Property and Equipment
Exhibit G        Special Provisions

EXHIBIT A
LEGAL DESCRIPTION
[The Legal Description follows this cover page.]

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EXHIBIT B
LEASING GUIDELINES
Leasing Guidelines. NOTWITHSTANDING ANYTHING CONTAINED HEREIN, COPIES OF ALL LEASES, NEW LEASES, LEASE AMENDMENTS OR MODIFICATIONS, LEASE EXTENSIONS, LEASE ASSIGNMENTS AND RENEWALS MUST BE FORWARDED TO LENDER IMMEDIATELY UPON EXECUTION THROUGHOUT THE TERM OF THE LOAN.
Lender shall have the right to review and approve the execution, renewal, modification, settling or termination (each such action is called a “Leasing Action”) relating to the space currently occupied by the “Key Leases”. The Key Leases are X Ray X-Press Corp, The Methodist Hospital and American Medical Response. Any Leasing Action not related to the Key Leases will not require Lender written consent if the following conditions are met:
Term of Lease: Maximum term of ten (10) years, including the base lease term and all extension options.
Maximum Rental Space: 50,000 square feet of space (which equals 5% of the total SF).
Minimum Rent: $4.00 per net rentable square foot (taking into account free rent or other concessions and tenant improvements which exceed market or building standards, etc.).
Expense Provisions: NNN
Form of lease: All leases shall be made to established tenants on the approved “standard” form of lease with no material deletions or alterations therefrom. To facilitate Assignee’s lease review, all deletions or alterations to the “standard” form of lease submitted by Assignor to Assignee for approval must be black-lined or highlighted.
Other Obligations: Landlord shall not agree to any rental space take-over or take-back obligation with respect to the center or any other premises leased by such tenant. No lease shall contain a tenant option to lease additional space which would cause occupied square footage to exceed the limits of item 3 above or to purchase the premises or acquire any Interest in the Property. No lease shall contain any representations, warranties or indemnifications by the Landlord with respect to hazardous substances or asbestos. No lease shall permit prepayment of rent more than one month in advance. Leases must be arms-length transactions to parties not affiliated with Borrower.
No Defaults. No Events of Default exist under the Loan Documents.

11187841_2.doc

Borrower will provide copies of all documentation for any Leasing Action not requiring Lender approval within ten (10) business days of the occurrence of such Leasing Action. Lender will require an executed Standalone Estoppel Certificates on Lender’s standard form from tenants occupying more than 10,000 square feet of space on Lender’s standard form when Leasing Actions occurs. Lender will require an executed Estoppel Certificate on Lender’s standard form and Subordination, Non-Disturbance and Attornment Agreement on Lender’s standard forms from any tenant occupying more than 25,000 square feet of space. For a Leasing Action which does not meet the above criteria, Lender approval of the Leasing Action is required. Lender will be deemed to have consented to any Leasing Action if it does not notify Borrower that it is withholding its consent within ten (10) business days of its receipt of (a) notification of the proposed Leasing Action, and (b) all materials reasonably requested to permit Lender to review the proposed Leasing Action.

11187841_2.doc

EXHIBIT C
PERSONAL PROPERTY AND INVENTORY
NONE

11187841_2.doc

EXHIBIT C
FORM OF BORROWER ANNUAL CERTIFICATION TO LENDER
On behalf of the Borrower of that certain Loan, pursuant to the Loan Documents therefor and described below, I certify that the following are true and correct to the best of my knowledge from the date of the original Loan Closing, through today’s date noted below:
Other than changes or modifications for which Borrower has previously notified Lender pursuant to the Loan Documents,
(1)    There has been no change in the ownership structure of the Borrower and all members of the Borrower and any Indemnitors or Guarantors are still acting in their original capacities;
(2)    There has been no secured or unsecured subordinate financing placed against the property;
(3)    There has not been a termination of the Management Agreement or any other agreement for which Lender consent was required pursuant to the Loan Documents;
(4)    There have not been any material alterations to the Project that required Lender’s consent. Borrower has not received notice of any Building Law violation or any other material notice in connection with the Project including, but not limited to, violation of any Hazardous Materials Laws from any municipality or government agency having jurisdiction over such matters;
(5)    To the best of Borrower’s knowledge, there have been no acts or omissions by Borrower that would lead to a default under the Loan Documents; and
(6)    The Borrower and property information listed below for year ending December 31, 20__ (or applicable fiscal year end) has been delivered to Lender or Mortgage Correspondent and is certified as true and correct in all material respects:
•    Balance sheet(s)
•    Detailed income and expense statement(s)
•    Aged Delinquency Report(s)
•    Rent roll(s) including tenant sales info for those tenants required to report
•    Financial statement of each Indemnitor and Guarantor, if any, certified as true and correct by the applicable party(ies)

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(7)    The Borrower and “with a copy to” address(es) for notice as described in the Loan Agreement remain unchanged. If not, please provide updated information in the below “Comments” section.
Comments/Clarifications to Questions 1-7 above:

PPM Loan #:    __________________
Borrower:    ______________________________________________

By:	______________________________________________ Authorized Signatory

Its:	______________________________________________
Date:        _______________________________

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EXHIBIT D
PPM FINANCE, INC. PROPERTY AND LIABILITY INSURANCE REQUIREMENTS FOR JACKSON NATIONAL LIFE INSURANCE COMPANY Revised January 2013

PPM Finance, Inc. (“PPM”) is an affiliate of and authorized agent for Jackson National Life Insurance Company (“Mortgagee” and/or “Lender”), and as such has established the following insurance requirements to be complied with during the lifetime of the loan.

REQUIREMENTS OF ALL POLICIES:

Insureds: The Borrowing Entity (per loan documents) must be either the Named Insured or Additional Insured on all policies. If a third party or tenant provides coverage, the Borrowing Entity must be endorsed as an Additional Insured on all policies required herein. If a third party or tenant provides coverage, the Lender must be endorsed as Mortgagee and Loss Payee on all property policies required herein and Additional Insured on the general liability policy.

Additional Interests: Lender must be designated as Mortgagee and Loss Payee on building, business income, business personal property, and boiler and machinery/equipment breakdown coverage forms; and Additional Insured on the general liability coverages. The Additional Interest and Certificate Holder wording should read:

Jackson National Life Insurance Company,
its successors, assigns, and/or affiliates (ISAAOA is acceptable), as their interests may appear (ATIMA is acceptable).
c/o servicing company’s address.

Evidence of Property Insurance: Any of the following options are acceptable at closing and renewal:

•	A Copy of the Policy

•	Acord 28 Evidence of Commercial Property Insurance

•	Acord 27 Evidence of Property Insurance showing the following Coverages, Limits, Deductibles, and Forms:

◦	Building

◦	Rents

◦	Equipment Breakdown/Boiler & Machinery

◦	Ordinance and Law Coverage A

◦	Agreed Amount/Waiver of Coinsurance

◦	Replacement Cost Valuation

◦	Special/All Risk Cause of Loss

◦	If Required:

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▪	Earthquake, Flood, and Named Wind (Waiver Required for < 100% Replacement Value). PPM does not recognize PML as a viable alternative to full replacement value for Named Wind

▪	Terrorism

•	Proprietary Carrier Forms identifying the prescribed Coverages, Limits, Deductibles, and Forms

•	If either the borrower or a tenant is permitted to “self insure”; a document acknowledging their intent to self- insure must be received annually

Policy Copies or Endorsements: A Copy of the Policy for single location properties must be received not later than 60 days after closing or renewal.

For multiple location polices with more than one lender; PPM will accept copies of the endorsements naming Jackson as Mortgagee and Loss Payee. The endorsements must be received not later than 60 days after closing or renewal.

Evidence of Liability Insurance: Any of the following options are acceptable at closing and renewal:

•	A Copy of the Policy

•	An Acord 25 Certificate of Liability showing the Coverages, Limits, and SIR

•	Proprietary Carrier forms referencing the required information

•	If either the borrower or a tenant is permitted to “self insure” a document acknowledging their intent to self- insure must be received annually

Policy Copies or Endorsements: A Copy of the Policy for single location properties must be received not later than 60 days after closing or renewal.

For multiple location polices with more than one lender; PPM will accept copies of the endorsement naming Jackson as Additional Insured. The endorsement must be received not later than 60 days after closing or renewal.

Both the Evidence of Commercial Property Insurance and the Certificate of Liability must reference the Collateral Property Address and the Borrowing Entity.

Notice of Cancellation: Evidence of Commercial Property Insurance and Certificate of Liability forms with wording stating “cancellation notices will be delivered in accordance with the policy provisions” are compliant.

Acceptable Carriers: All insurance carriers providing primary coverages and/or participating in layers evidencing coverage must carry an A.M. Best Financial Strength Rating (FSR) of A- and a Financial Size Category (FSC) of IX during the entire life of the loan. Carriers with lesser Strength or Size, or carriers not rated by A.M. Best, must be pre-approved prior to closing. Carriers must be licensed to conduct business in the state where the property is located.

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Risk Retention Groups (RRG’s) and Risk Purchasing Groups (RPG’s) will not be accepted unless approved in writing by PPM. All insured locations on the policy must have some common ownership to a single Borrower, Sponsor, or Parent.

PROPERTY INSURANCE REQUIREMENTS:

Building and Business Personal Property Coverage must be written on an “All Risk” or “Special Causes of Loss” form (as defined by the insurance contracts) on a Replacement Cost valuation basis; unless waived by PPM. Coverage is to include Wind and Hail; Ordinance or Law - coverage for loss to undamaged portion of the building for full replacement value of the building; and an Agreed Amount Endorsement or Waiver of Coinsurance Clause.

If the property has multiple buildings and/or locations and is written on a Blanket Basis; the policy must not contain a Margin Clause; an Occurrence Limit of Liability Endorsement; or any other form designed to dilute or delete the benefit of Blanket Coverage.

Business Income Coverage is required for the loss of gross income including loss of rents and reimbursements for an amount not less than 12 months gross income; or on an Actual Loss Sustained form of coverage. Coverage must provide a period of restoration of not less than 12 months. If a tenant insures a building under a triple net lease and the lease contains a Rent Abatement Clause; the Borrower must carry Business Income Coverage independently from any coverage the tenant may provide. No matter that Lender may not be named on the Business Income Coverage provided by Borrower, Tenant or another third party, any and all Business Income Coverage proceeds received by Borrower shall be delivered to Lender and held along with any and all other insurance proceeds received due to any casualty or other peril.

Boiler and Machinery/Equipment Breakdown coverage is to include property damage, business income, and extra expense. If the Building and Boiler and Machinery/Equipment Breakdown coverages are provided by separate policies, a Joint Loss Agreement Endorsement should be obtained on each policy.

A Seismic Report is required on all properties located in Seismic Zone 3 or 4 as designated in the 1997 edition of the Uniform Building Code. Earthquake coverage, at full Replacement Cost, is required on properties with a SUL equal to or in excess of 20%.

Flood Insurance: Borrowers with property in Flood Zones A and V, and/or all zones in a 100 year flood zone plain, as determined by FEMA must obtain Flood Insurance at full Replacement Cost.

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Coastal Property: Borrowers with coastal property in “Tier 1 and Tier 2” counties; must carry Named Windstorm coverage at full Replacement Cost.

The Borrower may use multiple policies/layers to satisfy the Property requirements as long as each carrier used is rated A- IX or better by A.M. Best and the insurance program as a whole satisfies all the requirements herein. No gaps of coverage between policy layers are acceptable.

Vacant Property: If a building’s vacancy rate is greater than 69% of the total net rentable square footage for 60 consecutive days or more; PPM is to receive a Vacancy Permit (ISO form CP 04 50 or a form containing equivalent language).

If any buildings are constructed, have additions added, or are significantly altered by 10% or more of the property value; a Builder’s Risk Insurance Policy is required on a completed value form in an amount equal to 100% of hard costs. There must be delayed income insurance covering not less than 12 months anticipated loss of gross income. All builder’s risk coverage terms and conditions are subject to PPM approval. Once the project has been completed; the property in its entirety must comply with all PPM insurance requirements stated herein.

Acceptable maximum per occurrence Deductibles:

Property	$100,000 per occurrence

Boiler & Machinery/	$100,000 per occurrence
Equipment Breakdown

Business Income	72 hours waiting period

Named Windstorm	5% of insured value

Earthquake	5% of insured value

NFIP Flood Policies	$5,000 per occurrence

Excess Flood	5 % of insured value

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LIABILITY INSURANCE REQUIREMENTS:

General Liability: General Liability coverage must be written on an Occurrence form. Contractual Liability covering “Insured Contracts” must be included. If the Borrower sells or serves liquor; the Certificate of Liability Insurance must evidence Dram Shop or Liquor Liability with a minimum $1,000,000 per occurrence limit.

Minimum Acceptable Primary limits:

Bodily Injury and Property Damage    $1,000,000 per occurrence; $2,000,000 aggregate
Personal and Advertising Injury     $1,000,000 per occurrence

No deductible is acceptable on for General Liability coverages unless waived by PPM.

Umbrella/Excess Liability: Borrowers other than Hotels or Assisted Living Facilities must provide Umbrella and/or Excess Liability coverage evidencing a minimum limit of $5,000,000 per occurrence and aggregate with a Self-Insured Retention (SIR) not greater than $10,000.

Borrowers owning or operating Hotels or Assisted Living Facilities must provide Umbrella and/or Excess Liability coverage evidencing a minimum limit of $10,000,000 per occurrence and aggregate with a Self-Insured Retention (SIR) not greater than $10,000.

Limits provided by the Umbrella/Excess Liability policies must be excess over all underlying liability coverages, including Liquor Liability.

Professional Liability: Healthcare Professional Liability with a minimum $1,000,000 per occurrence limit must be carried by all borrowers or tenant occupied properties providing Assisted Living, Rehabilitation, or Medical services for their residents.

Underground and/or Above Ground Fuel Storage Tanks: Borrowers owning properties that have petroleum storage tanks must procure Environmental Impairment Liability/Pollution Liability insurance when:

•	The property has an underground petroleum storage tank (UST) with a capacity greater than 110 gallons.

•	The property has an above ground storage tank(s) (AST) that:

◦	Requires registration with either the EPA or a State or Municipal Licensing Authority. or

◦	Has a petroleum AST with a capacity of 1,000 gallons or greater. or

◦	Has multiple petroleum ASTs with a cumulative capacity of 1,000 gallons or greater.
The Environmental Impairment Liability/Pollution Liability policy must provide coverage for damage to owned property, bodily injury, and property damage to third parties caused by tank overflow and/or leakage or seepage. Coverage is to include clean-up costs. A minimum limit of $1,000,000 is required.

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Terrorism Coverage: PPM reserves the right to require Terrorism (TRIA) Coverage for properties with an exposure to loss from terrorist acts as determined by PPM criteria. Terrorism (TRIA) Coverage, when required, will be expected to provide coverage for both property and liability exposures.

Mold, Fungus, and Lead Exposures: PPM reserves the right to require coverage for damage to owned property as well as bodily injury and property damage to third parties caused by mold and/or fungi and/or other environmental exposures where engineering and/or environmental reports would indicate an exposure.

The Borrower may use multiple policies/layers to satisfy the Liability requirements as long as each carrier used is rated A- IX or better by A.M. Best and the insurance program as a whole satisfies all the requirements herein. No gaps of coverage between policy layers are acceptable.

PPM reserves the right to modify any and all of the requirements above in accordance with standard practices in the lending industry as these standards may change from time to time.

PPM Insurance Requirements are designed to protect the lender.

Neither compliance with PPM Insurance Requirements nor the acceptance of a borrower’s or a tenant’s insurance is intended to provide an opinion as to the adequacy of a borrower’s or a borrower tenant’s insurance coverages to protect the borrower.

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EXHIBIT E
RENT ROLL
[The Rent Roll follows this cover page.]

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EXHIBIT F
INVENTORY OF PERSONAL PROPERTY AND EQUIPMENT

[None]

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EXHIBIT G
SPECIAL PROVISIONS
CERTAIN TERMS. In the event of any inconsistencies between the terms and conditions of this Exhibit G and the other provisions of this Agreement, the terms and conditions of this Exhibit G shall control.
(1)    Partial Releases. Notwithstanding the provisions of Section 6.2 of this Agreement and of Section 7.16 of the Security Instrument, Borrower shall have the right to a partial release (each a "Release") of up to four (4) of the Projects (each a “Release Property”) in the Total Projects from the liens created by the Security Instrument and the other Loan Documents upon the sale or a like kind exchange of such Release Property in an arms-length sale to a third party purchaser/exchanger (such sale or exchange being hereinafter referred to as a “Sale”) upon the satisfaction of the following conditions precedent and limitations:
(a)    Lender shall be given at least thirty (30) business days’ notice of Borrower's request for release for each Project requested to be released.
(b)    The shall exist no Event of Default or condition which with the giving of notice or the passage of time or both could constitute an Event of Default at the time of any request for a Release or at the time the relevant Release is completed;
(c)    The ratio of the then-outstanding principal balance of the Loan to the value of the remaining Property after any Release shall be 60% or less as reasonably determined by Lender;
(d)    The remaining Property shall be at least 85% leased and occupied determined by square foot measure;
(e)    The remaining Property shall have produce a Debt Service Coverage Ratio of 1.70 to 1 or greater, as reasonably determined by Lender. For purposes hereof, the term “Debt Service Coverage Ratio” shall mean Net Operating Income from the remaining Property divided by the annual required debt service payments under the Loan Documents. For purposes hereof, the term “Net Operating Income” shall be calculated based on the then current rent rolls and considering the trailing 12 month property performance and historical reimbursement income less all Property operating expenses (assuming (A) a minimum management fee equal to the greater of: (i) 3.0% of gross income or (ii) the then current market rate management fee for similar real estate portfolios as determined by Lender), (B) replacement costs of the greater of (i) $225,353 per annum or (ii) $0.24 per square foot for the square footage of the remaining Property (the “Replacement Cost Factor”), and (C) tenant improvement/leasing

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commission costs equal to the greater of (i) $514,218 or (ii) $.55 per square foot for the square footage of the remaining Property (the “TI/TC Factor”). Operating expenses will be underwritten based on stabilized estimates of such expenses considering a current trailing 12 expense statement and the most current estimates available for annual property taxes and insurance premiums as opposed to using the actual trailing 12 expense estimate. Lender shall have the right, in Lender’s reasonable discretion, to raise or lower the Replacement Cost Factor and/or the TI/TC Factor based on actual or estimated results of the remaining Property and/or any Substituted Property.
(f)    The cost of each partial release, including reasonable Lender's attorneys’ fees and expenses, shall be paid by Borrower.
(g)    Contemporaneously with the delivery to Borrower of each partial release, Borrower shall prepay principal due under the Note in an amount equal to the Outstanding Allocated Loan Amount for the Project being released times the Release Factor.
(h)    Borrower shall pay Lender any prepayment premium due under the terms of the Note in connection with such prepayment.
This right of partial release is personal to Borrower (and to any transferee or successor for which there is no prohibition nor Lender consent requirement as set forth in Section 6.2 of this Agreement) and is not assignable nor transferable.
(2)    Substitution. Notwithstanding the provisions of Section 6.2 of this Agreement and of Section 7.16 of the Security Instrument, Borrower shall have the right to substitute (the "Substitution") substitution properties (each a "Substitution Property") for each Project upon the satisfaction (in the sole reasonable determination of Lender) of all of the following conditions precedent and limitations:
(a)    There shall exist no Event of Default or condition which with the giving of notice or the passage of time or both could constitute an Event of Default at the time of any request for a Substitution or at the time the relevant Substitution is completed.
(b)    The Borrower shall give Lender not less than sixty (60) days written notice of its intent to seek a Substitution.
(c)    No more than three (3) of the Projects can be substituted by a Substitution during the term of the Loan.
(d)    The property to be substituted for one of the existing Projects shall: (i) satisfy Lender’s then standard underwriting criteria and shall meet all the requirements set forth in the Application/Commitment (or Lender’s then current application form) including, without limitation, satisfactory appraisals, seismic

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reports, engineering reports, environmental reports, title, survey, zoning, land-use requirements and other due diligence issues; (ii) have a value and net operating income equal to or greater than the Project being substituted by the Substitution Property; and (iii) be of similar or better quality, functionality and age of the Project being substituted by the Substitution Property, all as determined by Lender in its sole but reasonable discretion.
(e)    Borrower shall have executed and delivered to Lender: (i) deeds of trust or mortgages on the Substitution Property in recordable form subjecting the Substitution Property to a valid enforceable first lien in favor of Lender and securing the Loan, (ii) a first lien assignment of leases and rents in recordable form in favor of Lender, (iii) an environmental indemnity from Borrower and Indemnitor, and (iv) such other documents and instruments as may be required relating to the substitution of the Substitution Property for such Project, all in form and substance reasonably acceptable to Lender. The Borrower shall also execute and deliver new deeds of trust or amendments or modifications to the current Loan Documents as may be necessary to fully encumber the Substitution Property as collateral security for the Loans and to provide that such Substitution Property and the Loan Documents delivered in connection therewith are cross-collateralized and cross-defaulted with the existing Loan Documents.
(f)    At the time it submits any written request for a Substitution hereunder, the Borrower shall pay to Lender a substitution fee in the amount of Ten Thousand Dollars ($10,000.00) (the “Substitution Fee”). Such Substitution Fee shall be non-refundable regardless of whether the requested Substitution is consummated.
(g)    At the time of the Substitution and as a condition thereof, (i) Fee simple title in the Substitution Property must be vested in Borrower and (ii) Borrower shall have provided to Lender all items required pursuant to Section 3 of the Application/Commitment with respect to the Substitution Property, including without limitation, an ALTA Lender’s Policy of Title Insurance (or similar policy in non-ALTA states) as outlined in Section 3.2 of the Application/Commitment, as well as new title policies and/or endorsements to the existing title policies held by Lender in connection with the existing Projects as Lender may deem reasonably necessary.
(h)    In addition to the Substitution Fee, Borrower shall pay any and all reasonable out-of-pocket costs and expenses incurred by Lender in connection with any Substitution, including without limitation, all legal fees, title charges, accounting and appraisal fees, whether or not the Substitution is consummated.
This right of Substitution is personal to Borrower (and to any transferee or successor for which there is no prohibition nor Lender consent requirement as set forth in Section 6.2 of this Agreement) and is not assignable nor transferable.

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(3)    Conditional Waiver of Reserves. Lender conditionally waives the provisions of this Agreement, which require the monthly deposit in escrow of funds for insurance premiums as described in the Loan Documents; provided, however, Lender reserves the right, at its sole election, to again invoke the provisions of the Loan Documents relating to the escrow of insurance premiums at any time during the term of the loan and to enforce the payment of such escrow upon giving the Borrower at least thirty (30) days advance written notice in the event of the following:
(a)    Borrower's failure to pay any such taxes or assessments prior to delinquency or insurance premiums when due;
(b)    The occurrence and continuation of an Event of Default under the terms of this Agreement or any other Loan Document and the expiration of any applicable notice and cure period;
(c)    Borrower’s failure to pay, when due, monthly installment payment of principal and/or interest under the Loan, and such failure shall occur twice in any twelve month period or three times or more over the life of the Loan;
(d)    If the required insurance coverage outlined in Section 3.3 of this Agreement lapses or is not in place at any time;
(e)    The sale, conveyance, assignment, transfer or other vesting of any direct or indirect interest in Borrower or the Property except as to transfers permitted under the Loan Documents, and whether or not consented to by Lender; or
This waiver of reserves is personal to Borrower (and to any transferee or successor for which there is no prohibition nor Lender consent requirement as set forth in Section 6.2 of this Agreement) and is not assignable nor transferable.

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